Exhibit 10.1

EXECUTION VERSION

Revolving Credit CUSIP Number: 19210VAB3

$100,000,000

CREDIT AGREEMENT

dated as of August 1, 2012,

by and among

COEUR D’ALENE MINES CORPORATION,

as Parent,

COEUR ALASKA, INC. and COEUR ROCHESTER, INC.,

as Borrowers,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Joint Book Manager

BARCLAYS BANK PLC,

as Joint Lead Arranger, Joint Book Manager and Syndication Agent

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SECTION 5.7	Obligations of Lenders	50
SECTION 5.8	Changed Circumstances	51
SECTION 5.9	Indemnity	52
SECTION 5.10	Increased Costs	52
SECTION 5.11	Taxes	54
SECTION 5.12	Mitigation Obligations; Replacement of Lenders	58
SECTION 5.13	Incremental Revolving Credit Increases	59
SECTION 5.14	Cash Collateral	61
SECTION 5.15	Defaulting Lenders	62

ARTICLE VI CONDITIONS OF CLOSING AND BORROWING		65

SECTION 6.1	Conditions to Closing	65
SECTION 6.2	Conditions to Initial Extensions of Credit	66
SECTION 6.3	Conditions to All Extensions of Credit	72

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES		72

SECTION 7.1	Organization; Power; Qualification	73
SECTION 7.2	Ownership	72
SECTION 7.3	Organizational Structure	73
SECTION 7.4	Authorization Enforceability	73
SECTION 7.5	Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.	73
SECTION 7.6	Compliance with Law; Governmental Approvals	74
SECTION 7.7	Tax Returns and Payments	74
SECTION 7.8	Expropriation	74
SECTION 7.9	Intellectual Property Matters	74
SECTION 7.10	Environmental Matters	75
SECTION 7.11	Insurance	75
SECTION 7.12	Employee Benefit Matters	76
SECTION 7.13	Margin Stock	77
SECTION 7.14	Government Regulation	77
SECTION 7.15	Employee Relations	77
SECTION 7.16	[Intentionally Omitted]	77
SECTION 7.17	Financial Statements	78
SECTION 7.18	No Material Adverse Change	78
SECTION 7.19	Solvency	78
SECTION 7.20	Titles to Properties	78
SECTION 7.21	Mining Rights	78
SECTION 7.22	Perfection and Priority of Liens	79
SECTION 7.23	Litigation	79
SECTION 7.24	OFAC	79
SECTION 7.25	Absence of Defaults	80
SECTION 7.26	Senior Indebtedness Status	80

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EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Swingline Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Notice of Account Designation

Exhibit D	-	Form of Notice of Prepayment

Exhibit E	-	Form of Notice of Conversion/Continuation

Exhibit F	-	Form of Officer’s Compliance Certificate

Exhibit G	-	Form of Assignment and Assumption

Exhibit H	-	Forms of U.S. Tax Compliance Certificates

Exhibit I	-	Form of Guaranty and Collateral Agreement

Exhibit J	-	Form of Pledge Agreement

SCHEDULES

Schedule 1.1	-	Lenders

Schedule 6.2	-	Mortgaged Property

Schedule 7.1	-	Jurisdictions of Organization and Qualification

Schedule 7.2	-	Subsidiaries and Capitalization

Schedule 7.3	-	Organizational Structure

Schedule 7.12	-	ERISA Plans

Schedule 7.15	-	Labor and Collective Bargaining Agreements

Schedule 7.20	-	Real Property

Schedule 7.23	-	Litigation

Schedule 9.1	-	Existing Indebtedness

Schedule 9.2	-	Existing Liens

Schedule 9.3	-	Existing Loans, Advances and Investments

Schedule 9.7	-	Transactions with Affiliates

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CREDIT AGREEMENT, dated as of August 1, 2012, by and among COEUR D’ALENE MINES CORPORATION, an Idaho corporation, as Parent, COEUR ALASKA, INC., a Delaware corporation and COEUR ROCHESTER, INC., a Delaware corporation, as Borrowers, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrowers have requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than the Parent or a Subsidiary of the Parent) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agency Fee Letter” means the separate agency fee letter agreement dated May 3, 2012, between the Borrowers and the Administrative Agent.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

			Revolving Credit Loans
Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +
I	Less than 1.00 to 1.00	0.50%	2.25%	1.25%
II	Greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00	0.50%	2.50%	1.50%
III	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.60%	2.75%	1.75%
IV	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.70%	3.00%	2.00%
V	Greater than or equal to 2.50 to 1.00	0.75%	3.25%	2.25%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the day by which the Parent is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Parent; provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Signing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Parent preceding the applicable Calculation Date, and (b) if the Parent fails to provide the Officer’s Compliance Certificate as required by Section 8.2(a) for the most recently ended fiscal quarter of the Parent preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Parent preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or Section 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period when this Agreement is in effect (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Parent shall within three (3) Business Days deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Parent shall retroactively be obligated to pay within three (3) Business Days to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 5.1(c) and Section 10.2 nor any of their other rights under this Agreement. The Parent’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 5.13.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” or “Arrangers” means, as the context requires, one or more of Wells Fargo Securities, LLC and/or Barclays Bank PLC, each in its capacity as joint lead arranger and joint bookrunner, and its successors.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise, and any issuance of Capital Stock by any Subsidiary of the Parent to any Person that is not a Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the sale, lease or other transfer of inventory or accounts receivable in the ordinary course of business (including the sale of gold and gold bearing material pursuant to the Franco-Nevada Agreement and other sales under forward contracts), (c) the transfer of assets to the Parent, any Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 9.4, (d) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (e) the disposition of any Hedge Agreement, (f) dispositions of Investments in cash and Cash Equivalents and (g) (i) the transfer by any Credit Party of its assets to any other Credit Party, (ii) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iii) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary (other than (x) any transfer of the Capital Stock of Coeur Mexicana that would result in such Capital Stock not being pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to either the Guaranty and Collateral Agreement or the Pledge Agreement or (y) any transfer by Coeur Mexicana of its interests in the Palmarejo Mine).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability” means, at any given time, the amount by which the Revolving Credit Commitment at such time exceeds the Revolving Credit Outstandings at such time; provided, that for purposes of this determination Availability shall not be less than zero.

“Available Amount” means, at any time (the “Reference Date”), the total of:

(a) the aggregate amount of all Net Cash Proceeds received by the Parent or any Subsidiary in connection with any Equity Issuances on or after the Signing Date through the Reference Date; plus

(b) the aggregate amount of all Net Cash Proceeds received by the Parent or any Subsidiary in connection with any Debt Issuances on or after the Signing Date, including pursuant to Section 9.1(i) or from any draws under the Revolving Credit Facility or any other revolving credit facility (less any amounts that have been repaid under the Revolving Credit Facility or any other revolving credit facility) through the Reference Date; plus

(c) Free Cash Flow generated by the Parent and its Subsidiaries after the Signing Date through the last day of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to Section 8.1(a) or (b) after the Closing Date and on or prior to the Reference Date; plus

(d) 75% of the unrestricted cash and Cash Equivalents held by the Parent and its Subsidiaries on the Signing Date; minus

(e) the aggregate amount of any Investments made pursuant to any of Section 9.3(c), (g) and (p), any Restricted Payment made pursuant to Section 9.6(d) and any payments made pursuant to Section 9.9(b)(iv) during the period commencing on the Signing Date and ending on the Reference Date (and, for purposes of this clause (e), without taking into account the intended usage of the Available Amount on such Reference Date), less Realized Amounts (to the extent not covered in Consolidated EBITDA) in respect to any such Investments.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the Borrowers under Section 5.8(a) shall remain in effect, LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Borrower” or “Borrowers” means one or both of Coeur Rochester and Coeur Alaska, as the context may require.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Parent and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Parent and its Subsidiaries.

“Capital Expenditures” means, with respect to the Parent and its Subsidiaries for any period, the aggregate cash expenditures of the Parent and its Subsidiaries during such period for the acquisition of Capital Assets, as determined in accordance with GAAP, net of any Net Cash Proceeds received from all dispositions of Capital Assets during such period (to the extent permitted hereunder) that have been reinvested in other Capital Assets used or useful in the business of the Parent and its Subsidiaries; provided that Capital Expenditures shall not be less than zero.

“Capital Lease” means any lease of any property by the Parent or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Parent and its Subsidiaries. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Signing Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Signing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time).

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within six months from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having one of the two highest ratings obtainable from either S&P or Moody’s, (c) certificates of deposit and eurodollar time deposits maturing no more than six months from the date of creation thereof issued by any Lender or by commercial banks having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank; and provided further that Cash Equivalents may include certificates of deposit and eurodollar time deposits at a commercial bank that does not meet the ratings or capital requirements set forth above, in an aggregate amount at any time outstanding, not to exceed, as of any date of calculation, $1,000,000, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (e) to the extent not constituting cash, deposits in demand deposit accounts in the name of the Parent or any Subsidiary, from time to time in the ordinary course of business, (f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, and (g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition;.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Control” means an event or series of events by which:

(a) at any time, the Parent (directly, or indirectly through one or more other Credit Parties) shall fail to own one hundred percent (100%) of the Capital Stock of each of the Borrowers entitled to vote in the election of members of the board of directors (or equivalent governing body) of such Borrower; or

(b) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty percent (30%) of the Capital Stock of the Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Parent or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Parent shall not constitute Continuing Directors; or

(c) there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Capital Stock of the Parent, either Borrower or any other Material Subsidiary of the Parent in excess of the Threshold Amount any “change in control” or similar defined event (as set forth in the indenture, agreement or other evidence of such Indebtedness) constituting a default thereunder or obligating the Parent or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan or a Swingline Loan.

“Closing Date” means the date on which the conditions set forth in Section 6.2 are met or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Coeur Alaska” means Coeur Alaska, Inc., a Delaware corporation.

“Coeur Mexicana” means Coeur Mexicana S.A. de C.V., a company organized under the laws of Mexico.

“Coeur Rochester” means Coeur Rochester, Inc., a Delaware corporation.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments of such Lenders.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Parent and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes net of tax credits paid during such period, (ii) Consolidated Interest Expense for such period, (iii) amortization, depreciation and other non-cash charges for such period (including (x) non-cash charges in respect of foreign currency translation losses (including non-cash losses related to currency remeasurements of Indebtedness), (y) non-cash losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 and (z) non-cash mark-to-market losses in respect of the Franco-Nevada Agreement, in each case, of the Parent and its Subsidiaries for such period) (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses during such period (excluding extraordinary losses from discontinued operations), (v) all unusual or non-recurring charges or expenses and all restructuring charges in an amount not to exceed $10,000,000 in any four fiscal quarter period, (vii) non-cash portion of stock based compensation, and (viii) Transaction Costs to the extent not capitalized less (c) interest income and any extraordinary gains during such period (including (w) non-cash charges in respect of any foreign currency translation gains (including non-cash gains related to currency remeasurements of Indebtedness), (x) non-cash gains attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133, (y) non-cash mark-to-market gains in respect of the Franco-Nevada Agreement and (z) any gains in connection with any San Bartolomé Political Risk Insurance Event, in each case, of the Parent and its Subsidiaries for such period, to the extent that such gains were included in computing Consolidated Net Income).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, for any period, interest expense (including, without limitation, interest expense attributable to Capital Leases) for such period, determined on a Consolidated basis for the Parent and its Subsidiaries in accordance with GAAP, but excluding any amount not payable in cash.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Parent and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Parent or any of its Subsidiaries has a joint interest with a third party or that is accounted for by the equity method of accounting , except to the extent such net income is actually paid in cash to the Parent or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or any of its Subsidiaries or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income, of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Parent or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (d) all extraordinary gains and losses and all gains and losses realized in connection with any Asset Disposition or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Parent and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Parent and its Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means the directors of the Parent on the Signing Date and each other director of the Parent who was nominated for election or elected to the Board of Directors of the Parent with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Senior Notes” means the Parent’s 3.25% convertible senior notes due 2028.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrowers, the Parent and the Subsidiary Guarantors.

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swingline Lender and each Lender.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) requires the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that (a) is organized under the laws of any political subdivision of the United States, (b) is not a FSHCO and (c) is not owned directly or indirectly by a CFC.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.10(b)(iii)).

“Employee Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or, to the extent any Credit Party has, or could have, any direct or contingent liability, any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current ERISA Affiliate or, to the extent any Credit Party has, or could have, any direct or contingent liability, any former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of, or liability under, any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims or orders by Governmental Authorities or third parties for enforcement, cleanup, removal, response, or remedial actions, contribution, indemnification cost recovery, compensation or injunctive relief resulting from the release of Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to or imposing liability or standards of conduct with respect to environmental matters, including, but not limited to, (i) pollution or the preservation or protection of the environment and natural resources, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, labeling, permitting, investigation or remediation of, or exposure to, Hazardous Materials, (iii) the use, operation, development, mining, or closure of any surface or underground mines, (iv) acid mine drainage, (v) Reclamation or (iv) land use.

“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party or a Subsidiary thereof, of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person that, together with any Credit Party or any of its Subsidiaries, is treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Real Property” means any fee-owned or leased commercial Real Property used by one or more Credit Parties for its corporate office space. For the avoidance of doubt, Excluded Real Property shall not include any office space located on or adjacent to, or that comprises, any mining Real Property held by a Credit Party, such as on-site offices and other on-site facilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by overall net income (however denominated) or franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) a Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 5.12(b)) or (ii) in the case of any Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(f), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) penalties and interest in respect of the foregoing.

“Existing Credit Agreement” means that certain credit agreement dated October 27, 2009 by and among Coeur Alaska, as borrower, Credit Suisse AG, as lender, security and facility agent and the lenders and other financial institutions party thereto from time to time.

“Existing Indebtedness” has the meaning assigned thereto in Section 9.1(c).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Facility Fee Letter” means the separate facility fee letter agreement dated May 3, 2012 between the Borrowers and the Arrangers.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means the Facility Fee Letter and the Agency Fee Letter.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a first-tier CFC.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Franco-Nevada Agreement” means the gold production royalty transaction entered into by Coeur Mexicana and Franco-Nevada Corporation on January 1, 2009, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 9.9.

“Free Cash Flow” means, for any period, (a) Consolidated EBITDA for such period less (b) the sum of the following: (i) Consolidated Interest Expense (to the extent paid in cash) for such period, (ii) any principal payments with respect to Indebtedness, including payments attributable to Capital Leases (other than principal payments in respect of the Revolving Credit Facility or any other revolving credit facility of the Parent and its Subsidiaries to the extent that there is not a corresponding permanent reduction in commitments under such facility) during such period, (iii) federal, state, local and foreign income taxes paid in cash for such period either during such period or within a normal payment period therefor; (iv) payments made in respect of the Franco-Nevada Agreement during such period and (v) net cash payments made under Permitted Hedges during such period.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” means (a) any Subsidiary described in part (a) of the definition of “Domestic Subsidiary” all or substantially all of the assets of which consist of equity interests in one or more Subsidiaries that are CFCs and (b) any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 all or substantially all of the assets of which consist of equity interests in one or more Subsidiaries described in part (a) of this definition.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, the Parent, the Borrowers and each Subsidiary Guarantor.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement to be dated as of the Closing Date and executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be substantially in the form attached as Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to the Parent and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined or listed as hazardous wastes, hazardous substances, pollutants or contaminants under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the presence of which are deemed to constitute a nuisance or a trespass or pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means any Person that, at the time it enters into or assumes a Hedge Agreement permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedge Agreement (regardless of whether such Person or its Affiliate continues to be a Lender or the Administrative Agent).

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender), or if such quotation is not available, as determined in good faith by the Borrowers.

“Immaterial Subsidiary” means a Subsidiary of the Parent now existing or hereafter acquired or formed (other than either Borrower (or any successor), any such Subsidiary that is a Credit Party or either Pledgor) which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent period of four consecutive fiscal quarters ending on or prior to such date accounted for less than 2.0% of the consolidated gross revenues of the Parent and its Subsidiaries and (ii) as of the last day of such period of four consecutive fiscal quarters was the owner of less than 2.0% of the Tangible Net Worth of the Parent and its Subsidiaries; provided that at no time shall (x) the total assets of all Immaterial Subsidiaries exceed 5.0% of the Tangible Net Worth of the Parent and its Subsidiaries, or (y) the total gross revenues of all Immaterial Subsidiaries, for the most recent period of four consecutive fiscal quarters ending on or prior to such date, account for more than 5.0% of the gross revenues of the Parent and its Subsidiaries.

“Increased Amount Date” has the meaning assigned thereto in Section 5.13.

“Incremental Lender” has the meaning assigned thereto in Section 5.13.

“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 5.13(a).

“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 5.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out, royalty or similar agreements), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, except trade payables arising in the ordinary course of business;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all outstanding payment obligations of such Person with respect to such Person’s obligations in respect of Synthetic Leases;

(e) the outstanding attributed principal amount of such Person under any asset securitization program;

(f) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (including for the purchase of silver, gold or other metals) to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(g) all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(i) all obligations of any such Person in respect of Disqualified Capital Stock;

(j) other than for purposes of the definition of Consolidated Total Indebtedness and otherwise for purposes of calculating the financial covenants in Section 9.15, all net obligations of such Person under any Hedge Agreements;

(k) all contingent obligations of such Person in respect of performance or Reclamation bonds;

(l) with respect to the Franco-Nevada Agreement, (i) all remaining gold delivery obligations, as related to the minimum ounce obligation, in ounces of such Person under the Franco-Nevada Agreement on such date multiplied by (ii) an amount equal to the average price of gold over the last three years as reported in the financial statements for the most recently ended fiscal year of the Parent and used in the calculation of mineral reserves minus $400 per ounce, which is subject to a 1% annual inflation compounding adjustment beginning on January 21, 2013, and

(m) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” has the meaning assigned thereto in Section 5.1(b).

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wells Fargo, in its capacity as issuer thereof, or any successor thereto.

“Kensington Mine” means the underground gold mine owned by Coeur Alaska located north of Juneau, Alaska.

“L/C Commitment” means the lesser of (a) $15,000,000 and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Lender” means each Person listed on Schedule 1.1 (as such schedule may be updated by the Administrative Agent on or prior to the Closing Date) and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 5.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“ LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset (including any encumbrance arising with respect to any mineral royalty or similar obligation (excluding, for the avoidance of doubt, the Franco-Nevada Agreement)). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Fee Letters and each other agreement, instrument and certificate executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the results of operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries, taken as a whole, (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of any Credit Party to perform its obligations under any Loan Documents to pay principal and interest or to comply with the financial covenants in Section 9.15 or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary of the Parent other than any Immaterial Subsidiary.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102 % of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Mining Rights” means all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining and millsite claims, fee interests, mineral leases, mining licenses, profits-a-prendre, joint ventures and other leases, rights-of-way, inurements, licenses and other rights and interests used by or necessary to mining and related processing operations.

“Mortgaged Property” means, initially, each parcel of Real Property (other than Excluded Real Property) and the improvements thereto in which a Credit Party has an interest and which is identified on Schedule 6.2 and includes each other parcel of Real Property and improvements thereto in which a Credit Party has an interest and with respect to which a Mortgage is granted pursuant to Section 8.14.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party or such Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“MSHA” means the Mining Safety and Health Act of 1977, 30 U.S.C. §§ 801 et seq., as amended.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make, contributions within the preceding seven (7) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any San Bartolomé Political Risk Insurance Event, any cash insurance proceeds or condemnation award received by any Credit Party or any of their Subsidiaries therefrom less the sum of (i) all reasonable and customary out-of-pocket fees, expenses and deductibles incurred in connection with obtaining such proceeds and (ii) the principal amount of, premium, if any, and interest on any Indebtedness permitted hereunder secured by a Lien permitted hereunder on the asset (or a portion thereof) expropriated, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Parent (other than the Borrowers) that is not a Subsidiary Guarantor.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, indemnities, expenses, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit or otherwise of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ocampo I” means Ocampo Resources, Inc., a Nevada corporation.

“Ocampo II” means Ocampo Services, Inc., a Nevada corporation.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Parent substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12(a)).

“Palmarejo Mine” means the surface and underground silver and gold mine owned by Coeur Mexicana located in the state of Chihuahua in northern Mexico.

“Parent” means Coeur d’Alene Mines Corporation, an Idaho corporation.

“Parent Materials” has the meaning assigned thereto in Section 8.2.

“Participant” has the meaning assigned thereto in Section 12.10(d).

“Participant Register” has the meaning specified in Section 12.10(e).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency, referred to and defined in ERISA.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current ERISA Affiliates or, to the extent any Credit Party has, or could have, any direct or contingent liability, any former ERISA Affiliates.

“Permitted Acquisition” means any acquisition by the Parent or any Subsidiary Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) the Parent shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(b) the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11;

(c) if such transaction is a merger or consolidation, the Parent or a Subsidiary Guarantor shall be the surviving Person and no Change of Control shall have been effected thereby;

(d) the Parent shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.14 to be delivered at the times required pursuant to Section 8.14;

(e) at the time of such acquisition, the Parent shall be in compliance on a Pro Forma Basis (as of the date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Section 9.15;

(f) with respect to any transaction involving Permitted Acquisition Consideration in excess of the Threshold Amount, on or prior to the closing of such Permitted Acquisition, the Parent, to the extent requested by the Administrative Agent, shall have delivered to the Administrative Agent copies of the relevant Permitted Acquisition Documents;

(g) no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to such acquisition and any Indebtedness incurred in connection therewith;

(h) such acquisition shall be permitted pursuant to Section 9.3(g); and

(i) with respect to any transaction involving Permitted Acquisition Consideration in excess of the Threshold Amount, the Parent shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (provided that any earn-out that is subject to a contingency shall be valued at the amount of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof), deferred payments, or Capital Stock of the Parent, net of the applicable acquired company’s cash and Cash Equivalent balance (as shown on its most recent financial statements) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Parent or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Documents” means with respect to any acquisition proposed by any Credit Party, final copies or substantially final drafts (if not executed at the required time of delivery) of the purchase agreement, sale agreement, merger agreement and each other material agreement evidencing such acquisition, including any amendment, modification or supplement to any of the foregoing.

“Permitted Business” means a line of business permitted pursuant to Section 9.11.

“Permitted Encumbrance” means, with respect to any Mortgaged Property (a) any Lien for current real property taxes and assessments not yet delinquent, or that are being contested by appropriate proceedings conducted in good faith and with diligence; (b) covenants, conditions and restrictions, rights of way, easements, mineral rights and water rights reservations, exceptions for matters that a survey of the Mortgaged Property would show, and other matters of public record that are set forth in the policy or policies of title insurance issued by the Title Company and delivered to the Administrative Agent with respect thereto; (c) Liens created pursuant to the Loan Documents; (d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (x) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens or such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (y) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Parent or any of its Subsidiaries; (e) encumbrances in the nature of zoning restrictions, easements and rights or, reservations, exceptions, restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business, including any reservations or exceptions in patents from the United States and the paramount title of the United States in unpatented mining claims on federal lands; (f) Liens on any Mortgaged Property (x) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (y) of the Parent or any of its Subsidiaries existing at the time such Mortgaged Property is purchased or otherwise acquired by the Parent or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (x) and (y), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such

Liens shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by the Parent or its Subsidiaries (including after-acquired property included in the scope of any such Lien at the time such assets were acquired) and (C) the Indebtedness secured by such Liens is permitted under Section 9.1(e) of this Agreement; (g) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord; (h) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (x) interfere in any material respect with the business of the Parent or its Subsidiaries or materially detract from the value of the relevant assets of the Parent or its Subsidiaries or (y) secure any Indebtedness; and (i) other matters to which like properties are commonly subject (other than Indebtedness) that could not, individually or in the aggregate, have a Material Adverse Effect on the benefits of the security intended to be provided by the related Mortgage or the value, use, enjoyment or marketability of the Mortgaged Property.

“Permitted Hedge Agreement” means (a) Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Parent or any Subsidiary thereof has actual exposure (including, for the avoidance of doubt, currency hedging) (other than those in respect of Capital Stock), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent or any Subsidiary thereof, in each case in the ordinary course of business for non-speculative purposes, (c) Hedge Agreements entered into in the ordinary course of business for non-speculative purposes with respect to sales and purchase contracts for any type of metal (or byproduct), including gold and silver and which do not, in the aggregate with all other Hedge Agreements referred to in this clause (c) outstanding at the time the relevant transaction is entered into, cover more than 75% of the consolidated gold production or 75% of the consolidated silver production (in each case, projected in good faith and utilizing assumptions believed to be reasonable at the time, consistent with the most recent life of mine model delivered under Section 8.1(c)), in each case, of the Parent and its Subsidiaries over the subsequent one year period from the time the relevant transaction is entered into, and (d) any call or capped call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Parent’s Capital Stock entered into by the Parent in connection with the issuance of other Indebtedness convertible into the Capital Stock of the Parent and permitted hereunder and any accelerated share repurchase or similar transaction entered into to consummate a repurchase of the Parent’s Capital Stock permitted by Section 9.6.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 8.2.

“Pledge Agreement” means the Pledge Agreement to be dated as of the Closing Date and executed by the Pledgors in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be substantially in the form attached as Exhibit J, as amended, restated, supplemented or otherwise modified from time to time.

“Pledgors” means Ocampo I and Ocampo II.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Production” means, for any period, the amount of gold, silver and other minerals which has been produced, or in the case of any period or portion thereof to occur in the future, which is scheduled to be produced, at the relevant mine during such period.

“Production Report” means a report with respect to any mine, in form and substance reasonably satisfactory to the Administrative Agent, as to the monthly Production volume and Production price for the Parent and its Subsidiaries at such mine.

“Pro Forma Basis” means, for purposes of calculating compliance with the financial covenants set forth in Section 9.15 for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition constituting a Specified Transaction shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition constituting a Specified Transaction shall be included. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Parent.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Cash” means unrestricted cash or Cash Equivalents held by the Parent and its Subsidiaries.

“Real Property” means all real property, including, without limitation, all Mining Rights.

“Realized Amounts” has the meaning assigned thereto in Section 9.3.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Lender and (d) any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, as applicable.

“Reclamation” means the reclamation and restoration of land and water courses or other water bodies associated with mines, including backfilling, contouring, capping, grading, revegetating, compacting soil, stabilizing, or other measures that minimize water degradation, flooding, erosion, and other adverse effects incidental to mines, as required pursuant to the Surface Mining Control and Reclamation Act (“SMCRA”), or any similar law or statute and any permit issued pursuant thereto, to restore a mine property to a usable condition readily adaptable for alternate land uses.

“Register” has the meaning assigned thereto in Section 12.10(c).

“Reimbursement Obligation” means the obligation of Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, on any given date, Lenders having Total Credit Exposures on such date representing more than 50% of the Total Credit Exposures of all Lenders on such date and, if on such date there are two or more Lenders, the consent of at least two Lenders.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 9.6.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Signing Date shall be $100,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to either Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) August 1, 2016, (b) the date of termination of the entire Revolving Credit Commitment by Borrowers pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Revolving Credit Note” means a promissory note made by the applicable Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender to such Borrower, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“Rochester Mine” means the silver and gold surface mining operation owned by Coeur Rochester located in northwestern Nevada.

“San Bartolomé Mine” means the silver mine owned by Empresa Minera Manquiri, S.A. located in Bolivia.

“San Bartolomé Political Risk Insurance Event” means the receipt by the Parent or any of its Subsidiaries of payments under any political risk insurance covering the San Bartolomé Mine (including with respect to any expropriation, political violence or currency inconvertibility related to the San Bartolomé Mine).

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Parent or any Subsidiary whereby the Parent or such Subsidiary sells or transfers such property to any Person and the Parent or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article IX, in each case that is entered into by and between any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Guaranty and Collateral Agreement, the Pledge Agreement, the Mortgages and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Shareholders’ Equity” means, at any particular time, the amount which would, in accordance with generally accepted accounting principles, be classified on the Consolidated balance sheet of the Parent at such time as shareholders’ equity of the Parent.

“Signing Date” has the meaning assigned thereto in Section 6.1.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§1201 et seq., as amended.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any disposition, including by way of a merger, consolidation or discontinued operation, of all or substantially all of the assets or Capital Stock of any Subsidiary of the Parent (other than Borrowers) or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Specified Disposition involving consideration in excess of $15,000,000, (b) any Permitted Acquisition involving consideration in excess of $15,000,000 and (c) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Parent or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, which subordination terms and conditions shall be at least as favorable to the Lenders as those customary for senior subordinated high yield debt securities.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent. Notwithstanding the foregoing, in no event shall any person designated as an Unrestricted Entity pursuant to Section 9.18 be deemed to be a Subsidiary of the Parent or any of its respective Subsidiaries (unless such Unrestricted Entity is subsequently re-designated as a Subsidiary pursuant to Section 9.18 and otherwise meets the criteria set forth in this definition of “Subsidiary”), including, for the avoidance of doubt and without limitation, for purposes of calculating Consolidated EBITDA, Consolidated Net Income or any of the financial covenants in Section 9.15.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Parent (other than the Borrowers, Immaterial Subsidiaries and Foreign Subsidiaries (except Immaterial Subsidiaries and Foreign Subsidiaries which become party to the Guaranty and Collateral Agreement pursuant to Section 8.14(c)) in existence on the Signing Date or which become party to the Guaranty and Collateral Agreement pursuant to Section 8.14.

“Swingline Commitment” means the lesser of (a) $5,000,000 and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Syndication Agent” means Barclays Bank PLC, in its capacity as syndication agent.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Tangible Net Worth” means, at any particular time, the amount of Shareholders’ Equity at such time less the aggregate of the amounts, at such time, which would, in accordance with generally accepted accounting principles, be classified upon the Consolidated balance sheet of the Parent as goodwill (without taking into account any future income tax assets that may be classified as goodwill), intangible assets and accumulated other comprehensive income.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrowers in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an “at-risk” plan or a plan in “endangered” or “critical” status within the meaning of Section 430 or 432 of the Code or Section 303 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate, or (l) any event or condition with respect to any benefit plan, which, under applicable law is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Threshold Amount” means $25,000,000.

“Title Company” means Stewart Title Guaranty Company and any other nationally or regionally recognized title insurance company reasonably acceptable to the Borrowers and the Administrative Agent.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions to the extent paid within six (6) months of the closing of the Credit Facility.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness (other than Indebtedness permitted pursuant to Section 9.1) on the Closing Date, (b) the initial Extensions of Credit and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“Unrestricted Entity” means any Person designated by the Parent pursuant to Section 9.18 as an Unrestricted Entity. As of the Closing Date, there are no Unrestricted Entities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.11(f).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Parent and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Parent and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 12.9). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Signing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Guaranty Obligations. Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, as determined reasonably and in good faith by the Chief Financial Officer of the Parent.

SECTION 1.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the financial statements of the Parent and its Subsidiaries delivered pursuant to Section 8.1(a) or (b), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrowers from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrowers in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrowers shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrowers hereby authorize the Administrative Agent to charge any account maintained by the Borrowers with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrowers from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrowers pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 11.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever; provided, that each Revolving Credit Lender’s obligation to refund Swingline Loans in accordance with this Section is subject to the satisfaction of the conditions set forth in Section 6.3 at the time such Swingline Loan was made (it being understood that for purposes of this Section a certification from a Borrower that such conditions have been met at the time such Swingline Loan was made shall be conclusive evidence of the same absent actual knowledge of the Swingline Lender to the contrary at such time). Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 10.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The applicable Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 1:00 p.m. (i) on the same Business Day as each Swingline Loan, (ii) at least one (1) Business Day before each Base Rate Loan and (iii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. (except, in the case of a Swingline Loan, 3:00 p.m.) on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the applicable Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the applicable Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The applicable Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the applicable Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the applicable Borrower to the Administrative Agent or as may be otherwise agreed upon by the applicable Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a) Repayment on Termination Date. The Borrowers hereby jointly and severally agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest, fees and commissions thereon.

(b) Mandatory Prepayments.

(i) If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrowers agree to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(ii) If upon the occurrence of any San Bartolomé Political Risk Insurance Event, the Parent or any of its Subsidiaries are required to cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due ) any Indebtedness incurred pursuant to Section 9.1(i), then prior to the repayment of any such Indebtedness, the Borrowers agree to repay immediately, by payment to the Administrative Agent for the account of the

Revolving Credit Lenders, Extensions of Credit in an amount equal to 100% of the Net Cash Proceeds received in connection with such event applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(c) Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of a Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrowers in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrowers from their obligations in respect thereof under Section 5.9 ).

(d) [Intentionally Omitted.]

(e) Limitation on Prepayment of LIBOR Rate Loans. The Borrowers may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice of a permanent reduction or termination delivered pursuant to this Section 2.5(a) and in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrowers in the event such refinancing is not consummated.

(b) [Intentionally Omitted.]

(c) [Intentionally Omitted.]

(d) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Parent or any Subsidiary thereof on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be reasonably approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $500,000 (or such lesser amount as agreed to by the Issuing Lender), (ii) be a standby letter of credit issued to support obligations of the Parent or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender in its sole discretion and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers. The Issuing Lender shall promptly furnish to the Borrowers a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Lender a copy of such Revolving Credit Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 5.14(f), the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount as may be mutually agreed between the Borrowers and the Issuing Lender from time to time. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of a Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrowers. In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrowers shall immediately notify the Issuing Lender that the Borrowers intend to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever; provided, that each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan in accordance with this Section is subject to the satisfaction of the conditions set forth in Section 6.3 at the time such Letter of Credit was issued (it being understood that for purposes of this Section a certification from a Borrower that such conditions have been met at the time such Letter of Credit was issued shall be conclusive evidence of the same absent actual knowledge of the Issuing Lender to the contrary at such time). If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrowers’ obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrowers. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

[Intentionally Omitted]

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the applicable Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The applicable Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which a Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the applicable Borrower, by giving notice at the times described in Section 2.3 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders, nine (9) or twelve (12) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(v) there shall be no more than ten (10) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders (or the Administrative Agent, upon the direction of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all overdue amounts under any outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all overdue amounts under any outstanding Base Rate Loans and other overdue Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2012; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed.

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Borrowers shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3 Fees.

(a) Commitment Fee. Commencing on the Signing Date, subject to Section 5.15(a)(iii), Borrowers shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2012, and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated (with a final payment on such date). Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the other times specified in the Fee Letters. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4 Manner of Payment.

(a) Sharing of Payments. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b) Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrowers to such Defaulting Lender hereunder shall be applied in accordance with Section 5.14(b).

SECTION 5.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Parent or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, 21 hours prior to the proposed time of such Borrowing and (ii) otherwise prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrowers. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrowers shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrowers shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrowers to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrowers may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.

SECTION 5.9 Indemnity. Each of the Borrowers hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrowers to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes covered by Section 5.11 hereof and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Lender or other Recipient, the Borrowers shall promptly pay to any such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the

Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11 Taxes.

(a) Issuing Bank. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, to the extent such withholding or deduction is made on account of an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Credit Parties shall jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 5.11 by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.11(f)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.11 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, including additional amounts paid, under this Section 5.11 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Indemnification of the Administrative Agent and Credit Parties. Each Lender shall severally indemnify (and shall make payment in respect thereof within ten (10) days after demand therefor) (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) the Administrative Agent and the Credit Parties, as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.10(e) relating to the maintenance of a Participant Register and (iii) the Administrative Agent for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or a Credit Party, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i) Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Credit Parties to pay any Indemnified Taxes or additional amounts to any Lender, the Issuing Lender or any Governmental Authority for the account of any Lender or the Issuing Lender pursuant to Section 5.11, then such Lender or the Issuing Lender, as applicable, shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Lender, as the case may be, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender or the Issuing Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Lender, as the case may be (as compared to actions taken by such Lender or the Issuing Lender with respect to similarly situated borrowers). The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or Issuing Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Credit Parties are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.10;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 5.13 Incremental Revolving Credit Increases.

(a) At any time prior to thirty (30) days before the Revolving Credit Maturity Date, the Borrowers may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Revolving Credit Commitments (an “Incremental Revolving Credit Commitment”) to make incremental revolving credit loans (any such increase, an “Incremental Revolving Credit Increase”); provided that (1) the total aggregate amount for all such Incremental Revolving Credit Commitments shall not (as of any date of incurrence thereof) exceed $50,000,000 and (2) the total aggregate amount for each Incremental Revolving Credit Commitment (and the Incremental Revolving Credit Increases thereunder) shall not be less than a minimum principal amount of $15,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrowers propose that any Incremental Revolving Credit Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrowers may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Lender, to provide an Incremental Revolving Credit Commitment (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Revolving Credit Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment. Any Incremental Revolving Credit Commitment shall become effective as of such Increased Amount Date; provided that:

(A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Revolving Credit Commitment, (2) the making of any Incremental Revolving Credit Increases pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B) The representations and warranties contained in Article VII shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of such Increased Amount Date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date);

(C) the Administrative Agent and the Lenders shall have received from the Borrowers an Officer’s Compliance Certificate demonstrating that the Parent will be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 9.15 both before and after giving effect to (1) any Incremental Revolving Credit Commitment, (2) the making of any Incremental Revolving Credit Increases pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(D) the proceeds of any Incremental Revolving Credit Increases shall be used for general corporate purposes of the Parent and its Subsidiaries (including Permitted Acquisitions);

(E) each Incremental Revolving Credit Commitment (and the Incremental Revolving Credit Increases made thereunder) shall constitute Obligations of the Borrowers and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(F) in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth the relevant Lender Joinder Agreement):

(x) such Incremental Revolving Credit Increase shall mature on the Revolving Credit Maturity Date, shall bear interest at the rate applicable to the Revolving Credit Loans and shall be subject to the same terms and conditions as the Revolving Credit Loans;

(y) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and

(z) all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(G) any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(H) such Incremental Revolving Credit Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrowers, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13); and

(I) the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Revolving Credit Increase) reasonably requested by Administrative Agent in connection with any such transaction.

(b) The Incremental Lenders shall be included in any determination of the Required Lenders and the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) On any Increased Amount Date, subject to the foregoing terms and conditions, each Incremental Lender shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.

SECTION 5.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 5.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B)

Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C) With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.3 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the Revolving Credit Facility (without giving effect to Section 5.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 Conditions to Signing Date. This Agreement shall become effective as of the date hereof upon the satisfaction of the conditions precedent set forth in this Section 6.1 (the date upon which all such conditions precedent under this Section 6.1 shall be satisfied is referred to as the “Signing Date”):

(a) Executed Credit Agreement. This Agreement (including all schedules and exhibits in final form) shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Parent dated as of the Signing Date to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; and (C) since December 31, 2011, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

(ii) Certificate of Secretary of the Parent and each Borrower. A certificate of a Responsible Officer of the Parent and each Borrower certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Signing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of the Parent and each Borrower under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(c) Miscellaneous.

(i) PATRIOT Act. The Parent, the Borrowers and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.

(ii) Existing Credit Agreement. Coeur Alaska shall have sent notice in form and substance reasonably satisfactory to the Administrative Agent to the lenders under the Existing Credit Agreement of Coeur Alaska’s intent to prepay all Indebtedness under the Existing Credit Agreement on or prior to the Closing Date. The Administrative Agent shall have received in form and substance reasonably satisfactory to it a form of pay-off letter with respect to the Existing Credit Agreement.

(iii) Representation and Warranties. All representations and warranties of the Credit Parties contained in this Agreement are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects).

(iv) Other Documents. All certificates and other instruments and all proceedings in connection with the transactions to be consummated hereunder on the Signing Date shall be reasonably satisfactory in form and substance to the Administrative Agent.

SECTION 6.2 Conditions to Initial Extensions of Credit. The obligation of the Lenders to make the Loans and other Extensions of Credit hereunder is subject to the satisfaction of each of the following conditions on or prior to August 23, 2012:

(a) Executed Loan Documents. A Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Parent dated as of the Closing Date to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2011, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect; and (E) the condition set forth in Section 6.2(g)(iv) has been satisfied.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party and each Pledgor certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party or Pledgor, as applicable, executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party or Pledgor, as applicable, and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party or Pledgor, as applicable, as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party or Pledgor, as applicable, authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party and Pledgor under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party or Pledgor, as applicable, is qualified to do business.

(iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties and the Pledgors addressed to the Administrative Agent and the Lenders with respect to the Credit Parties and the Pledgors, the Loan Documents (including this Agreement)1 and such other customary matters as the Lenders shall reasonably request (which such opinions shall, among other things, expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

[1]	The opinions should cover the same issues with respect to all documents that would be covered if the Signing Date and the Closing Date occurred simultaneously.

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, (B) a consent from each Foreign Subsidiary or FHSCO subject to a pledge of its Capital Stock pursuant to the Security Documents with respect to such pledge and (C) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search completed as of a recent date (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received evidence of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance.

(d) Real Property Collateral.

(i) Mortgages. The Administrative Agent shall have received counterparts of, or to the extent available and legally effective, authorization to electronically register, a Mortgage with respect to each Mortgaged Property identified on Schedule 6.2, in form for recording in the recording office of each jurisdiction where such Mortgaged Property is located and constituting a first priority Lien, subject to Permitted Encumbrances, on all Mortgaged Property identified on Schedule 6.2, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Administrative Agent) to create a Lien under Applicable Law.

(ii) Title Insurance. The Administrative Agent shall have received a fully paid (or an irrevocable commitment to issue upon payment in full of the premium thereto) policy of title insurance issued by the Title Company, in form reasonably approved by the Administrative Agent, insuring the Lien of the Mortgage encumbering such Mortgaged Property as a valid first priority Lien on the Mortgaged Property and fixtures described therein, in an amount reasonably satisfactory to the Administrative Agent which shall include (a) such coinsurance and reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to Administrative Agent, (b) such endorsements or affirmative insurance (or, where such endorsements are not available, opinions of special counsel or other professionals reasonably acceptable to Administrative Agent) as shall be reasonably requested by Administrative Agent and shall be available in the applicable jurisdiction at commercially reasonable rates (including, subject to the foregoing limitations, endorsements on matters relating to usury, first loss, last dollar, zoning (or PZR report), revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, road access and so-called comprehensive coverage over covenants and restrictions), and (c) such affidavits and instruments of indemnifications by the applicable owner or lessee as shall be reasonably required to induce the title company to issue the policy or policies and endorsements contemplated in this paragraph and shall include contain no exceptions to title other than exceptions for Permitted Encumbrances.

(iii) Matters Relating to Flood Hazard Properties. The Administrative Agent shall have received evidence of flood insurance with respect to each Mortgaged Property that is (a) located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (b) located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in the maximum amount available under the National Flood Insurance Program.

(iv) [Intentionally Omitted].

(v) Opinions. The Administrative Agent shall have received an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each state in which a Mortgaged Property identified on Schedule 6.2 is located with respect to the enforceability of the Mortgage(s) to be recorded in each such state and such other customary matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(vi) Other Real Property Information. The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Lenders prior to the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent.

(e) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(f) Financial Matters.

(i) Financial Statements and Projections. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2011 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended, (B) unaudited Consolidated balance sheet of the Parent and its Subsidiaries as of March 31, 2012, and related unaudited interim statements of income and retained earnings, and (C) projections prepared by the Parent of condensed balance sheets, income statements and cashflow statements of the Parent and its subsidiaries, which will be quarterly for the first year after the Signing Date and annually thereafter covering the period commencing on the Closing Date and ending on the Revolving Credit Maturity Date.

(ii) Financial Condition/Solvency Certificate. The Parent shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Parent, that (A) after giving effect to the Transactions, the Credit Parties, on a Consolidated basis, are Solvent, (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the covenants contained in Section 9.15 and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing assumptions believed to be reasonable at the Signing Date) of the financial condition and operations of the Parent and its Subsidiaries.

(iii) Payment at Funding. The Borrowers shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 5.3, (B) the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the funding proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent) and (C) to any other Person such amount as may be due thereto and invoiced prior to the Closing Date in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(g) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.3(a) (if any Loans will be made on the Closing Date), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii) Repayment of Indebtedness. All existing Indebtedness of the Parent and its Subsidiaries (excluding Indebtedness permitted pursuant to Section 9.1), including, to the extent not repaid prior to the Closing Date, the Existing Credit Agreement, shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release. The Administrative Agent shall have received an executed payoff letter in the form provided to the Administrative Agent on the Signing Date pursuant to Section 6.1(c)(ii), subject to changes reasonably acceptable to the Administrative Agent.

(iii) Material Adverse Change. There shall not have occurred since the Signing Date any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(iv) Limitations on Certain Payments. The aggregate amount of the sum of (x) any Investments made pursuant to any of Section 9.3(c), (g) and (p), (y) any Restricted Payment made pursuant to Section 9.6(d) and (z) any payments made pursuant to Section 9.9(b)(iv), in each case, by the Parent or any of its Subsidiaries, during the period commencing on the Signing Date and ending on the Closing Date, shall not exceed $10,000,000.

(v) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested with respect to the transactions contemplated by this Agreement to be consummated hereunder on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 6.2, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Accuracy of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall be true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing, Letter of Credit Application or Notice of Conversion/Continuation, as applicable, from the Borrowers in accordance with Section 2.3(a), Section 3.2 or Section 5.2, as applicable.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Signing Date, the Closing Date and as otherwise set forth in Section 6.3, that:

SECTION 7.1 Organization; Power; Qualification. Each Credit Party and each Material Subsidiary (a) is duly organized, validly existing and (if applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof is organized and qualified to do business as of the Signing Date are described on Schedule 7.1.

SECTION 7.2 Ownership. Each Subsidiary of each Credit Party as of the Signing Date is listed on Schedule 7.2. As of the Signing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2. The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares owned by each as of the Signing Date are described on Schedule 7.2. As of the Signing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.2.

SECTION 7.3 Organizational Structure. As of the Signing Date, the organizational structure of the Parent and its Subsidiaries shall be as set forth on Schedule 7.3.

SECTION 7.4 Authorization Enforceability. Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and, from and after the Closing Date, each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and, from and after the Closing Date, each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 7.5 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a material breach of, or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC and (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office.

SECTION 7.6 Compliance with Law; Governmental Approvals. Each Credit Party and each Material Subsidiary (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.7 Tax Returns and Payments. Each Credit Party and each Subsidiary has duly filed or caused to be filed all federal state, local and other tax and information returns required by Applicable Law to be filed by it, and has paid, or made adequate provision for the payment of, all Taxes as shown on such returns and on all assessments received by it to the extent such taxes are not yet delinquent (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Subsidiary) except where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect. There is no ongoing audit or examination, to the knowledge of the Parent, by any Governmental Authority with respect to the tax liability of any Credit Party or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.8 Expropriation. There is no present or threatened (in writing) expropriation of the property or assets of the Parent or any of its Subsidiaries, which expropriation could reasonably be expected to have a Material Adverse Effect.

SECTION 7.9 Intellectual Property Matters. Each Credit Party and each Material Subsidiary owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Material Subsidiary is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.10 Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) Each Credit Party and each Subsidiary thereof and the properties owned, leased or operated by each Credit Party and each Subsidiary thereof and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws; and each Credit Party and each Subsidiary thereof has obtained and maintained in full force and effect all Governmental Approvals required pursuant to any Environmental Law for the current and reasonably anticipated future operation of their respective businesses and to own, lease, mine or operate their respective assets, including, without limitation, all bonds, guarantees, surety or other financial assurance required under Environmental Laws for Reclamation or otherwise (collectively, “Mining Financial Assurances”);

(b) No Credit Party nor Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Hazardous Materials have not generated, treated, stored, released or disposed of at, on or under the properties owned, leased or operated by any Credit Party or Subsidiary thereof, now or in the past, in violation of, in a manner or which could give rise to liability under Environmental Laws or in a manner that could interfere with the continued operation of such properties or impair the fair saleable value thereof, nor, to the knowledge of the Parent, have any Hazardous Materials been generated, treated, stored at, on or under any other properties in violation of Environmental Laws, or in a manner that could give rise to liability under Environmental Laws;

(d) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Parent, threatened, under any Environmental Law to which any Credit Party or Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, liens, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party or Subsidiary thereof or such properties or such operations;

(e) No Credit Party nor Subsidiary thereof is conducting, funding or otherwise responsible for any investigation, remediation, remedial action or cleanup of any Hazardous Materials; and

(f) There have been no accidents, explosions, implosions, collapses or flooding at or otherwise related to the properties owned or operated by any Credit Party or Subsidiary thereof for which any Credit Party or Subsidiary thereof has any pending or ongoing liability or reasonably expects to incur liability.

SECTION 7.11 Insurance. The property of the Parent and each of its Subsidiaries is insured with insurers, in amounts, for risks and otherwise which are reasonable in relation to such property (subject to the amount of such deductibles as are reasonable and normal in the circumstances) against loss or damage except where failure to so insure could not reasonably be expected to have a Material Adverse Effect, and there has been no default or failure by the party or parties insured under the provisions of such policies of insurance maintained which would prevent the recovery by such Credit Party insured thereunder of the full amount of any material insured loss.

SECTION 7.12 Employee Benefit Matters.

(a) As of the Signing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans or Multiemployer Plans other than those identified on Schedule 7.12;

(b) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply does not have, and could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that does not have, and could not reasonably be expected to have, a Material Adverse Effect;

(c) As of the Signing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 or 430 of the Code, Section 302 or 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions or amounts under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct does not have, and could not reasonably be expected to have, a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Section 412 or 430 of the Code or Section 302 or 303 of ERISA;

(e) No Termination Event that has, or could reasonably be expected to have, a Material Adverse Effect has occurred or is reasonably expected to occur;

(f) Except where the failure of any of the following representations to be correct in all material respects does not have, and could not reasonably be expected to have, a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Parent after due inquiry, threatened concerning or involving (i) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) currently maintained, or contributed to, by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan; and

(g) No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 7.13 Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrowers only or of the Parent and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

SECTION 7.14 Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 7.15 Employee Relations. No Credit Party or any Subsidiary thereof is party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.15. The Parent knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.16 [Intentionally Omitted.]

SECTION 7.17 Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.2(f)(i) fairly present, in all material respects, on a Consolidated basis the assets, liabilities and financial position of the Parent and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as provided therein. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 6.2(f)(i) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed as of the Signing Date to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments.

SECTION 7.18 No Material Adverse Change. Since December 31, 2011, there has been no material adverse change in the results of operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.19 Solvency. The Credit Parties, on a Consolidated basis, are Solvent.

SECTION 7.20 Titles to Properties. As of the Signing Date, the real property listed on Schedule 7.20 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party or any of their Subsidiaries. Except as set forth on Schedule 7.20, each Credit Party and each Material Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Material Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 7.21 Mining Rights. Each of the Parent and its Subsidiaries has acquired all material Mining Rights which are required in connection with the operation of the Kensington Mine, the Rochester Mine and the Palmarejo Mine as they are operated as of the date this representation is made or deemed made, and has obtained such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with each such mine, other than any rights which the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Mining Rights and other rights with respect to the Kensington Mine, the Rochester Mine and the Palmarejo Mine are sufficient in scope and substance for the operation of each mine owned or operated by the Parent or any of its Subsidiaries as each such mine is operated as of each date this representation is made or deemed made, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.22 Perfection and Priority of Liens. As of the Closing Date and each subsequent date on which the representations and warranties are made hereunder, the Liens granted to the Administrative Agent pursuant to the Security Documents with respect to the Collateral (i) assuming proper recordation or filing of any such documents, including, in the case of the Mortgages, upon the proper recordation of the instruments delivered to the Title Company on the Closing Date, constitute valid and subsisting Liens of record on such rights, title or interest as such Credit Party shall from time to time have in all Mortgaged Property, (ii) to the extent required by the Security Documents, constitute perfected security interests in such rights, title or interest as such Credit Party shall from time to time have in all personal property included in the Collateral, and (iii) are subject to no Liens except Permitted Liens or, in the case of Mortgaged Property, Permitted Encumbrances. Except to the extent possession of portions of the Collateral is required for perfection or to the extent that the Administrative Agent has consented to a post- Closing Date deadline for any such action, all such action as is necessary has been taken to establish and perfect the Administrative Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation or filing of any such documents, including, in the case of the Mortgages, upon the proper recordation of the instruments delivered to the Title Company on the Closing Date). At all times on and after the Closing Date, to the extent required by the Security Documents, the Credit Parties have properly delivered or caused to be delivered, or provided control of, to the Administrative Agent all Collateral that requires perfection of the Lien described above by possession or control. Notwithstanding the foregoing, it is understood among the parties hereto that the Liens in unpatented Mining Rights are subject to the paramount title of the United States Government.

SECTION 7.23 Litigation. Except for matters existing on the Signing Date and set forth on Schedule 7.23, there are no actions, suits or proceedings pending nor, to the knowledge of the Parent, threatened against in writing or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.24 OFAC. No Credit Party nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. No part of the proceeds of any Extension of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 7.25 Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default.

SECTION 7.26 Senior Indebtedness Status. From and after the Closing Date, the Obligations of each Credit Party under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

SECTION 7.27 Intentionally Omitted.

SECTION 7.28 Disclosure.

(a) As of the Signing Date and the Closing Date, the Parent and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b) No financial statement, material report, material certificate or other material written information furnished (other than projected financial information, pro forma financial information, estimated financial information, other projected or estimated information and information of a general economic or industry specific nature) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and (except in the case of the covenants set forth in Sections 8.1, 8.2, and 8.3(a)) will cause each of its Subsidiaries to:

SECTION 8.1 Financial Statements and Budgets. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice), subject to the second-to-last paragraph of Section 8.2:

(a) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2012), an audited Consolidated balance sheet of the Parent and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Parent or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended June 30, 2012), an unaudited Consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Parent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Parent to present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Parent and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnotes.

(c) Annual Business Plan and Life of Mine Models. As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, an updated life of mine model covering the Kensington Mine, the Rochester Mine, the Palmarejo Mine and the San Bartolomé Mine (in each case, to the extent directly or indirectly owned by the Parent), which life of mine model shall include a business plan and financial forecast of the Parent and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating plan, a projected income statement, statement of cash flows and balance sheet with a reasonable disclosure of the key assumptions and drivers with respect to such plan, in each case, in form reasonably satisfactory to the Administrative Agent, accompanied by a certificate from a Responsible Officer of the Parent to the effect that such life of mine model contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery thereof) of the mine life, financial condition and operations of the Parent and its Subsidiaries for such period.

(d) Monthly Operating Reports. As soon as practicable and in any event within thirty (30) days after the end of each month, a copy of the monthly Production Report with respect to the Production at the Kensington Mine, the Rochester Mine, the Palmarejo Mine and the San Bartolomé Mine.

SECTION 8.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent and a report containing management’s discussion and analysis of such financial statements;

(b) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;

(c) promptly after the assertion or occurrence thereof, notice of any Environmental Claim or of any noncompliance by a Credit Party or Subsidiary thereof with Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly, and in any event within ten (10) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each material notice or other material correspondence, received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(f) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent); and

(g) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

Documents and notices required to be delivered pursuant to Section 8.1(a) or (b), Section 8.2(b), (c), (d) or (e), or Section 8.3 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at a website designated in writing by the Parent; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

The Parent hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Parent hereunder (collectively, “Parent Materials”) by posting the Parent Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”). The Parent hereby agrees that it will use commercially reasonable efforts to identify that portion of the Parent Materials that may be distributed to the Public Lenders and that (w) all such Parent Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Parent Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Parent Materials constitute Information (as defined in Section 12.11), they shall be treated as set forth in Section 12.11); (y) all Parent Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Parent Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 8.3 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses, in each case, that could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(d) any notice of an Environmental Claim against a Credit Party or Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

(e) any release or threatened release of Hazardous Materials (or the discovery of any prior release of Hazardous Materials) that could reasonably be expected to have a Material Adverse Effect;

(f) any notice or knowledge of an accident, explosion, implosion, collapse or flooding at or otherwise related to the properties owned or operated by a Credit Party or Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

(g) any attachment, judgment, lien, levy or order that has been assessed against any Credit Party or any Subsidiary thereof in excess of the Threshold Amount;

(h) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default (or similar event) under any mineral rights to which the any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(i) (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Parent obtaining knowledge, or reason to know, that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(j) the occurrence of any other event specific to the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 8.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain (a) its separate corporate existence and (b) all rights, franchises, licenses and privileges necessary to the conduct of its business except, in the case of this clause (b), as could not reasonably be expected to have a Material Adverse Effect, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 8.5 Maintenance of Property, Contracts and Licenses.

(a) Except as permitted by Section 9.4 and Section 9.5, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Except as permitted by Section 9.4 and Section 9.5, maintain all material Mining Rights which are required in connection with the operation of its mines as they are operated at any time, and obtain such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with each mine, in each case, sufficient in scope and substance for the operation of each mine then owned or operated by the Parent or any of its Subsidiaries as they are operated at any time, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance). All such insurance maintained by the Credit Parties shall (a) provide that no cancellation or material modification thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (or substantially similar protections reasonably satisfactory to the Administrative Agent), (b) in the case of each liability insurance policy, name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. From time to time deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.7 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 8.8 Payment of Taxes and Other Obligations. Pay and perform (a) all material Taxes, assessments and other governmental charges levied or assessed upon it or any of its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are maintained with respect thereto by such Credit Party in accordance with GAAP and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except, in the case of this clause (b), where the failure to so pay could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.9 Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10 Environmental Laws. In addition to and without limiting the generality of Section 8.9, and except where failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (a) comply with, and ensure such compliance by all tenants, subtenants and, to the extent commercially reasonable, contractors with Environmental Laws and obtain and comply with and maintain, and ensure that all tenants, subtenants and, to the extent commercially reasonable, contractors, if any, obtain, comply with, maintain and timely renew, any and all licenses, approvals, notifications, registrations, bonds, surety or permits required by Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of each Credit Party or any Subsidiary thereof, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 8.11 Compliance with ERISA. In addition to, and without limiting, the generality of Section 8.9, (a) except where the failure to so comply does not, and could not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action, or fail to take action the result of which results in, or could reasonably be expected to result in, a liability to the PBGC or to a Multiemployer Plan other than ongoing contributions to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any “qualified beneficiary” as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.12 Compliance with Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.13 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Parent, to visit and inspect its material properties (including, without limitation, the Kensington Mine, the Rochester Mine, the Palmarejo Mine and any other material mining operation); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Lenders shall not exercise their right to visit and inspect the chief executive offices and each material property of the Parent and its Subsidiaries more often than one (1) time during any calendar year at the Parent’s expense and any such visit and/or inspection shall be coordinated in advance with the Administrative Agent so as to minimize the burden (both financial and logistical) upon the Parent to the extent reasonably possible; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Parent at any time during normal business hours without advance notice.

SECTION 8.14 Additional Subsidiaries and Real Property.

(a) Additional Domestic Subsidiaries. Promptly, and in any event within ten (10) Business Days, notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary (which, for purposes of this paragraph, shall include the designation of an Unrestricted Entity (that but for its designation as an Unrestricted Entity is a Domestic Subsidiary) as a Subsidiary pursuant to Section 9.18), and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition, which time period may be extended at the sole discretion of the Administrative Agent), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all properties and assets (subject to the exceptions specified in the Guaranty and Collateral Agreement and herein) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each

Security Document with respect to Collateral or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates with respect to Collateral referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent reasonably in advance of the relevant deadline, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Additional Foreign Subsidiaries. Promptly, and in any event within ten (10) Business Days, notify the Administrative Agent that any Person has become a First Tier Foreign Subsidiary or FSHCO, and promptly thereafter (and in any event within thirty-five (35) days after notification, which time period may be extended at the sole discretion of the Administrative Agent), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of any such new First Tier Foreign Subsidiary or FSHCO and a consent thereto executed by such new First Tier Foreign Subsidiary or FSHCO (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing such percentage of the Capital Stock of such new First Tier Foreign Subsidiary or FSHCO, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates with respect to Collateral referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent reasonably in advance of the relevant deadline, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Additional Guarantors. Notwithstanding the provisions of paragraph (b) above, notify the Administrative Agent of any Non-Guarantor Subsidiary becoming a guarantor under any Indebtedness incurred by the Parent pursuant to Section 9.1(i) that is in a principal amount in excess of $20,000,000, or any refinancings, renewals or extensions thereof, at least ten (10) Business Days prior to such Non-Guarantor Subsidiary becoming a guarantor thereunder and, prior to or substantially concurrently with such Non-Guarantor Subsidiary becoming a guarantor thereunder, cause such Non-Guarantor Subsidiary to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all properties and assets (subject to the exceptions for specific items or categories of assets specified in the Guaranty and Collateral Agreement or herein) of such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each such Security Document, (iii) deliver to the Administrative Agent such documents and certificates with respect to Collateral referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent reasonably in advance of the relevant deadline, all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, this Section 8.14(c) shall apply to Immaterial Subsidiaries and Foreign Subsidiaries which become guarantors under any Indebtedness incurred by the Parent pursuant to Section 9.1(i) that is in a principal amount in excess of $20,000,000 or any refinancings, renewals or extensions thereof.

(d) Real Property Collateral. Notify the Administrative Agent, within ten (10) days after the acquisition or lease of any Real Property (other than any Excluded Real Property) that, when aggregated with all other contiguous (or substantially contiguous) Real Property of any Credit Party, (w) has a purchase price in excess of $3,000,000, (x) annual lease payments in excess of $1,000,000, (y) is estimated to contain precious metal reserves worth at least $5,000,000, or (z) is a material or integral part of any active mine or mining operation of the Parent and its Subsidiaries, by any Credit Party that is not subject to the existing Security Documents, and within sixty (60) days of such acquisition, which time period may be extended at the sole discretion of the Administrative Agent, deliver such mortgages, deeds of trust, title insurance policies, flood documents, opinions, environmental assessments or reports, surveys and other documents reasonably requested reasonably in advance of the relevant deadline by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Encumbrances, on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent.

(e) Immaterial Subsidiaries; Merger Subsidiaries. Notwithstanding the foregoing, (i) any Domestic Subsidiary that is an Immaterial Subsidiary shall not be subject to, or required to take the actions set forth in, Section 8.14(a), (ii) any Foreign Subsidiary that has de minimis income or assets shall not be subject to, or required to take the actions set forth in, Section 8.14(b) and (iii) to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be subject to, or required to take the actions set forth in, Section 8.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.14(a) or (b), as applicable).

(f) Exclusions. The provisions of this Section 8.14 shall not apply to assets or Property (i) excluded from the Collateral pursuant to the Guaranty and Collateral Agreement or (ii) as to which the Administrative Agent and the Parent agree that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby. For the avoidance of doubt and notwithstanding the foregoing, it is understood and agreed the Credit Parties and their Subsidiaries shall not be required to execute and deliver the Guaranty and Collateral Agreement or otherwise grant a security interest over their assets or provide any guaranty hereunder prior to the Closing Date.

SECTION 8.15 Use of Proceeds. The Borrowers may use the proceeds of the Extensions of Credit only for working capital and general corporate purposes of the Parent and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions and this Agreement.

SECTION 8.16 [Intentionally Omitted].

SECTION 8.17 Further Assurances. Maintain the security interest created by the Security Documents in accordance with Section 5.1 of the Guaranty and Collateral Agreement, subject to the rights of the Credit Parties to dispose of the Collateral as expressly permitted by the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

SECTION 9.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations;

(b) Indebtedness and obligations owing under Permitted Hedge Agreements, the Franco-Nevada Agreement and, until the Closing Date, the Existing Credit Agreement;

(c) The Convertible Senior Notes and any other Indebtedness existing on the Signing Date and listed on Schedule 9.1 (together, the “Existing Indebtedness”), and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (iii) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Lenders, when taken as a whole, as the terms applicable to the Subordinated Indebtedness being refinanced, refunded, renewed or extended and (B) in an amount not less than the amount outstanding at the time of such refinancing, refunding, renewal or extension;

(d) Indebtedness incurred in connection with Capital Leases, Synthetic Leases and purchase money Indebtedness for fixed or capital assets acquired, constructed or improved in an aggregate amount not to exceed $45,000,000 at any time outstanding;

(e) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Parent nor any Subsidiary thereof (other than such Person and its Subsidiaries or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $50,000,000 at any time outstanding;

(f) Guaranty Obligations with respect to Indebtedness otherwise permitted hereunder;

(g) unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Non-Guarantor Subsidiary to any Credit Party so long as such Indebtedness constitutes (A) Indebtedness existing on the Signing Date and listed on Schedule 9.1 or (B) an intercompany loan, extension or advance permitted by Section 9.3(p) (provided in each case that any Indebtedness owed by such Non-Guarantor Subsidiary to any Credit Party in a principal amount in excess of the Threshold Amount pursuant to this clause (ii) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents) and (iii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided, that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds, netting services, overdraft protections and similar arrangements, in each case, in the ordinary course of business;

(i) Subordinated Indebtedness or other unsecured Indebtedness of the Parent; provided, that in the case of each incurrence of such Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Administrative Agent shall have received reasonably satisfactory written evidence that the Parent would be in compliance with the financial covenants set forth in Section 9.15 on a pro forma basis for the most recently ended period of four fiscal quarters for which financial statements have been delivered hereunder after giving effect to the issuance of any such

Indebtedness, (iii) such Indebtedness is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity on or before the date that is at least six months after the Revolving Credit Maturity Date, (iv) unless otherwise acceptable to the Required Lenders, the covenant and default terms of such Indebtedness, taken as a whole, are not more restrictive than those of the Revolving Credit Facility (it being understood and agreed that covenants and default terms customary as of the date hereof for high yield note issuances generally, and any other such terms that are not substantially more restrictive, taken as a whole, than those customary as of the date hereof for high yield note issuances generally, meet this standard) and (v) the terms of such Indebtedness shall not include any mandatory prepayment or offers to purchase (other than customary repurchases with respect to asset sales, customary offers to repurchase upon a change of control and mandatory repayments or offers to repurchase in connection with any San Bartolomé Political Risk Insurance Event) before the date that is at least six months after the Revolving Credit Maturity Date;

(j) Indebtedness under performance bonds, surety bonds, Reclamation, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k) Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to Parent or any Subsidiary in any fiscal year, pursuant to reimbursement or indemnification obligations to such Person; provided that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such fiscal year and is outstanding only during such fiscal year;

(l) Indebtedness incurred by the Parent or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition), or from Guaranty Obligations, letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Parent or any of its Subsidiaries;

(m) [Intentionally omitted]; and

(n) Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $75,000,000 at any time outstanding, with no more than $50,000,000 of such Indebtedness permitted to be outstanding at Non-Guarantor Subsidiaries.

SECTION 9.2 Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)(i) Liens created pursuant to the Loan Documents and (ii) Liens on cash or deposits granted in favor of the Swingline Lender or the Issuing Lender to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(b) Liens in existence on the Signing Date and described on Schedule 9.2, including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 9.1(c) (solely to the extent that such Liens were in existence on the Signing Date and described on Schedule 9.2); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Signing Date, except for products and proceeds of the foregoing;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet delinquent or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens or such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Parent or any of its Subsidiaries;

(e) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments which are covered by clause (i) below), construction bonds, performance bonds, liabilities under insurance or self-insurance arrangements and other obligations of a like nature (including customary Liens on cash to secure letters of credit issued to assure payment of such obligations) incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) encumbrances in the nature of zoning restrictions, easements and rights or, reservations, exceptions, restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business, including any reservations or exceptions in patents from the United States and the paramount title of the United States in unpatented mining claims on federal lands and Permitted Encumbrances;

(g) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Parent and its Subsidiaries;

(h) Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased, except as permitted by and subject to Section 9.1(d) in connection with any further improvement, expansion or other modification of such property, and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(m) or securing appeal, notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made or other surety bonds relating to such judgments;

(j) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Parent or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Parent or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by the Parent or its Subsidiaries (including after-acquired property included in the scope of any such Lien at the time such assets were acquired) and (C) the Indebtedness secured by such Liens is permitted under Section 9.1(e) of this Agreement);

(k) Liens on assets of Foreign Subsidiaries securing Indebtedness or other obligations of Foreign Subsidiaries permitted hereunder; provided that such Liens do not extend to, or encumber, assets that constitute Collateral;

(l)(i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Parent or any Subsidiary thereof;

(m)(i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent or its Subsidiaries or materially detract from the value of the relevant assets of the Parent or its Subsidiaries or (ii) secure any Indebtedness;

(o) Liens on cash and Cash Equivalents securing treasury management arrangements entered into in the ordinary course of business;

(p) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness permitted hereunder and permitted to be so defeased, discharged or redeemed;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods (including under forward contracts) entered into in the ordinary course of business;

(r) Liens solely on any cash earnest money deposits made by the Parent or any of its Subsidiaries in connection with any Permitted Acquisition or other permitted purchase of Capital Assets;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens on concentrates or minerals or the proceeds of sale of such concentrates or minerals arising or granted pursuant to a processing arrangement entered into in the ordinary course of business, securing the payment of a portion of the fees, costs and expenses attributable to the processing of such concentrates or minerals under any such processing arrangement;

(u) Until the Closing Date, Liens securing the obligations under the Existing Credit Agreement and the related Hedge Agreement; and

(v) Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that no Liens incurred pursuant this clause (u) on existing Collateral (other than cash or Cash Equivalents that do not constitute Cash Collateral) may have priority over the Liens created pursuant to the Security Documents.

SECTION 9.3 Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Capital Assets, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or assets constituting a business unit or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a)(i) Investments existing on the Signing Date in Subsidiaries existing on the Signing Date, (ii) Investments existing on the Signing Date (other than Investments in Subsidiaries existing on the Signing Date) and described on Schedule 9.3 and any Investment consisting of an extension, modification or renewal of any such existing Investment; provided that the amount of any such Investment may only be increased to the extent otherwise permitted hereunder, (iii) Investments made after the Signing Date by any Credit Party in any other Credit Party, and (iv) Investments made after the Signing Date by any Non-Guarantor Subsidiary in any Credit Party or (except in the case of the Pledgors) in any other Non-Guarantor Subsidiary;

(b) Investments in cash and Cash Equivalents;

(c) acquisitions and ownership of Capital Assets; provided that Capital Expenditures after the Signing Date shall not exceed the Available Amount at the time such Capital Expenditure is made; provided, further, that if there are any Revolving Credit Outstandings at such time, then immediately before and immediately after giving pro forma effect to any such Capital Expenditure, no Event of Default under Section 10.1(a), (b), (i) or (j) shall have occurred and be continuing;

(d) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;

(e) Permitted Hedge Agreements;

(f) Other than purchases permitted by Section 9.3(c), purchases and ownership of assets in the ordinary course of business;

(g) Investments by the Parent or any Subsidiary thereof in the form of Permitted Acquisitions in an amount not exceeding the Available Amount at the time such Permitted Acquisition is made; provided, that immediately before and immediately after giving pro forma effect to any such Permitted Acquisition, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Consolidated Total Leverage Ratio shall be at least 0.25 below the applicable ratio set forth in Section 9.15(a) and (iii) the sum of (x) Availability and (y) Qualified Cash shall be at least $50,000,000;

(h) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $5,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(i) Investments in the form of intercompany Indebtedness permitted pursuant to Section 9.1(g);

(j) Guaranty Obligations permitted pursuant to Section 9.1;

(k) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 9.5;

(l) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Parent;

(m) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(n) Investments acquired after the Signing Date as a result of a Permitted Acquisition, including by way of a merger, amalgamation or consolidation with or into the Parent or any of its Subsidiaries in a transaction that is not prohibited by Section 9.4 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o) guarantees of operating leases (other than Capital Leases) or of other obligations of Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments (other than Capital Expenditures or any acquisition by the Parent or any Subsidiary of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person) not otherwise permitted pursuant to this Section in an amount not exceeding the Available Amount at the time such Investment is made; provided, that immediately before and immediately after giving pro forma effect to any such Investments, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Consolidated Total Leverage Ratio shall be at least 0.25 below the applicable ratio set forth in Section 9.15(a) and (iii) the sum of (x) Availability and (y) Qualified Cash shall be at least $50,000,000.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested) (“Realized Amounts”), and any Realized Amounts with respect to any Investments made pursuant to this Section 9.3 using the Available Amount shall be added back to the Available Amount when received as provided in clause (e) of the definition of Available Amount in Section 1.1.

SECTION 9.4 Fundamental Changes. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)(i) any Wholly-Owned Subsidiary of the Parent (other than a Borrower) or either Borrower may be merged, amalgamated or consolidated with or into the Parent or such Borrower, as applicable (provided that the Parent or such Borrower, as applicable, shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Parent (other than a Borrower) may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Parent shall comply with Section 8.14 in connection therewith);

(b)(i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Parent, the Borrowers or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d)(i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) dispositions permitted by Section 9.5;

(f) any Wholly-Owned Subsidiary of the Parent may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition, provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Parent shall comply with Section 8.15 in connection therewith);

(g) any Person may merge into the Parent or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition; provided that in the case of a merger involving the Parent, a Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Parent, such Borrower or such Subsidiary Guarantor; and

(h) any Subsidiary that is an Immaterial Subsidiary may liquidate, wind-up or dissolve itself after having disposed of all or substantially all of its assets in accordance herewith.

Notwithstanding anything to the contrary in this Section 9.4 or elsewhere in this Agreement, (a) no Foreign Subsidiary a portion of whose equity is included within the Collateral may be merged, amalgamated or consolidated with or into, or be liquidated into, any other entity, the effect of which would be for the equity of such Foreign Subsidiary to be excluded from the Collateral, and (b) no Subsidiary that is providing a pledge of equity may be merged, amalgamated or consolidated with or into, or be liquidated into, any other entity, the effect of which would be for such equity to no longer be pledged.

SECTION 9.5 Asset Dispositions. Make any Asset Disposition except:

(a)(i) the sale or other disposition of obsolete, worn-out or surplus assets no longer used or usable in the business of the Parent or any of its Subsidiaries, including (i) the abandonment of unpatented mining claims reasonably determined by the Parent in good faith to be in excess of the amount required for current or future operations, and (ii) the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Parent, no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Subsidiaries taken as whole;

(b) non-exclusive licenses and sublicenses of intellectual property rights or other general intangibles in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Parent and its Subsidiaries;

(c) leases, subleases, licenses or sublicenses of real or personal property granted by the Parent or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Parent or any of its Subsidiaries;

(d) dispositions in connection with Insurance and Condemnation Events;

(e) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(f) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(g)(i) the granting of Liens not prohibited by Section 9.2, (ii) an Investment that does not violate Section 9.3 and (iii) a Restricted Payment that does not violate Section 9.6;

(h) the unwinding of any Permitted Hedge Agreement;

(i) sales of assets received upon foreclosures on a Lien in favor of Parent or any of its Subsidiaries;

(j) any dispositions to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements not prohibited hereunder; and

(k) Asset Dispositions not otherwise permitted pursuant to this Section 9.5; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition; (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash; provided that for the purposes of this clause (ii), (x) any non-cash consideration received by the Parent or any of its Subsidiaries in such Asset Disposition having an aggregate fair market value, taken together with all other non-cash consideration received pursuant to this clause (ii) that is at that time outstanding, not to exceed $25,000,000 (with the fair market value of each item of non-cash consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) the amount of any Indebtedness of the Parent or any Subsidiary of the Parent that is assumed by the transferee of any such assets, shall in each case be deemed to be cash; (iii) the aggregate fair market value of all Collateral disposed of in reliance on this clause (k) and not reinvested in other Collateral within one (1) year after such disposition shall not exceed $35,000,000 during the term of this Agreement; and (iv) the aggregate fair market value of all Property disposed of in reliance on this clause (k) shall not exceed 5% of the consolidated total assets of the Parent and its Subsidiaries in any one fiscal year and 10% of the consolidated total assets of the Parent and its Subsidiaries in the aggregate since the Signing Date (in each case, determined as of the date of the most recently delivered financial statements pursuant to Section 8.1(a)).

SECTION 9.6 Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”) provided that:

(a) the Credit Parties may pay dividends in shares of their own Qualified Capital Stock;

(b) any Subsidiary of the Parent may make Restricted Payments to any Credit Party or ratably to all holders of its outstanding Qualified Capital Stock;

(c)(i) Non-Guarantor Subsidiaries that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Foreign Subsidiaries; and

(d) the Parent shall be permitted to:

(i) redeem, retire or otherwise acquire shares of its Capital Stock or options or other equity or phantom equity in respect of its Capital Stock from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or, to the extent constituting a Restricted Payment, make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant in an aggregate amount not to exceed the sum of $15,000,000 in any given year and the Net Cash Proceeds of any substantially concurrent issuance by the Parent of its Capital Stock (or options to purchase Capital Stock) to other officers, employees, directors or consultants of the Parent or any of its subsidiaries; provided, that immediately before and immediately after giving pro forma effect to any such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the sum of (x) Availability and (y) Qualified Cash shall be at least $25,000,000;

(ii) make regularly scheduled dividend payments in an amount not exceeding $40,000,000 in any given year; provided, that immediately before and immediately after giving pro forma effect to any such Restricted Payment, (i) no Event of Default shall have occurred and be continuing and (ii) the sum of (x) Availability and (y) Qualified Cash shall be at least $25,000,000; and

(iii) make other Restricted Payments in an amount not exceeding the Available Amount at the time such Restricted Payment is made so long as immediately before and immediately after giving pro forma effect to any such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Consolidated Total Leverage Ratio shall be at least 0.25 below the applicable ratio set forth in Section 9.15(a) and (iii) the sum of (x) Availability and (y) Qualified Cash shall be at least $100,000,000.

SECTION 9.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director or other Affiliate of, the Parent, or any of its Subsidiaries, or (b) any Affiliate of any such officer or director, other than:

(i) transactions permitted by Sections 9.1, 9.3, 9.4, 9.5, 9.6, 9.9 and 9.13;

(ii) transactions existing on the Signing Date and described on Schedule 9.7;

(iii) other transactions on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the Parent;

(iv) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(v) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Parent, and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Parent and its Subsidiaries;

(vi) transactions between or among the Credit Parties not involving any other Affiliate and between Non-Guarantor Subsidiaries not involving any other Affiliate;

(vii) any transaction between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Parent or any of its Subsidiaries; provided that such transaction was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation; and

(viii) transactions with any Person that is an Affiliate solely because one or more of its directors is also a director of the Parent or any of its Subsidiaries; provided that each such director abstains from voting as a director of the Parent or such Restricted Subsidiary, as the case may be, on any matter involving such other Person.

SECTION 9.8 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make any material change in its accounting treatment and reporting practices except as required or permitted by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents), in each case, in any manner materially adverse to the rights or interests of the Lenders.

SECTION 9.9 Payments and Modifications of Certain Indebtedness.

(a) (i) Amend, modify, waive or supplement any of the terms or provisions of any Subordinated Indebtedness, any Existing Indebtedness or any unsecured Indebtedness incurred pursuant to Section 9.1(i) in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder, or (ii) amend or supplement the Franco-Nevada Agreement in any respect which would materially increase the payment obligations of Coeur Mexicana thereunder.

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, any Existing Indebtedness or any Indebtedness incurred pursuant to Section 9.1(i), except:

(i) refinancings, refundings, renewals, extensions or exchange of (i) any Subordinated Indebtedness incurred pursuant to Section 9.1(i) with other Indebtedness that is itself permitted by Section 9.1(i), if not prohibited by any subordination agreement applicable thereto, (ii) any other Indebtedness incurred pursuant to Section 9.1(i) with other Indebtedness that is itself permitted by Section 9.1(i) and (iii) any Indebtedness permitted by Section 9.1(c);

(ii) refinancings, refundings, renewals, extensions or exchange of Subordinated Indebtedness incurred pursuant to another clause of Section 9.1 with other Indebtedness that is itself permitted by Section 9.1, if not prohibited by any subordination agreement applicable thereto;

(iii) the payment of interest, expenses and indemnities in respect of Subordinated Indebtedness (other than any such payments prohibited by the subordination provisions thereof);

(iv) the payment of expenses, indemnities and interest (when due) on, or any mandatory redemption, repurchase or other retirement of, any of the Existing Indebtedness and any Indebtedness incurred pursuant to Section 9.1(i) (other than, in the case of any Subordinated Indebtedness incurred pursuant to Section 9.1(i), any such payments prohibited by the subordination provisions thereof);

(v) the payment of principal or any voluntary redemption, repurchase or other retirement of any Subordinated Indebtedness, the Existing Indebtedness or any Indebtedness incurred pursuant to Section 9.1(i), in each case, in an amount not to exceed the Available Amount; provided, that immediately before and immediately after giving pro forma effect to any such payment, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Consolidated Total Leverage Ratio shall be at least 0.25 below the applicable ratio set forth in Section 9.15(a) and (iii) the sum of (x) Availability and (y) Qualified Cash shall be at least $100,000,000; and

(vi) upon the occurrence of a San Bartolomé Political Risk Insurance Event, the payment of principal or any voluntary redemption, repurchase or other retirement of any Indebtedness incurred pursuant to Section 9.1(i), in an amount not to exceed the amount by which (i) the amount of the Net Cash Proceeds received in connection with such San Bartolomé Political Risk Insurance Event exceeds (ii) the amount used by the Borrowers in connection with the mandatory prepayment required pursuant to Section 2.4(b)(ii) with respect to such San Bartolomé Political Risk Insurance Event.

SECTION 9.10 No Further Negative Pledges; Restrictive Agreements. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party (other than Parent, in the case of clause (i) below) or any Material Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) repay any Indebtedness or other obligation owed to any Credit Party, (iii) make loans or advances to the Credit Parties, (iv) sell, lease or transfer any of its properties or assets to any Credit Party or (v) act as a Guarantor pursuant to, or grant Liens pursuant to, the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (iv) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided, that any such restriction contained therein relates only to the asset or assets securing such Indebtedness), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Parent, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses, asset sale agreements, joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto (and/or to the assignability of such agreement), (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (J) restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Subsidiaries permitted under Section 9.1(n), provided that such restrictions and conditions apply only to Foreign Subsidiaries and (K) until the Closing Date, the restrictions under the Existing Credit Agreement.

SECTION 9.11 Nature of Business. Engage in any material business other than the business conducted by the Parent and its Subsidiaries as of the Signing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

SECTION 9.12 [Intentionally Omitted]

SECTION 9.13 Sale Leasebacks. Enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 9.5, (b) any Indebtedness arising in connection therewith is permitted under Section 9.1(d) and (c) any Liens arising in connection therewith are permitted under Section 9.2.

SECTION 9.14 [Intentionally Omitted].

SECTION 9.15 Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter ending (i) during the period commencing on the Signing Date and ending on the day preceding the second anniversary of the Signing Date, permit the Consolidated Total Leverage Ratio to be greater than 3.25 to 1.00 and (ii) during the period commencing on the second anniversary of the Signing Date and ending thereafter, permit the Consolidated Total Leverage Ratio to be greater than 3.00 to 1.00.

(b) Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter ending during the period commencing on the Signing Date and ending thereafter, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.

(c) Tangible Net Worth. As of the last day of any fiscal quarter ending during the period commencing on the Signing Date and ending thereafter, permit the Tangible Net Worth of the Parent to be less than the sum of (i) 90% of the Parent’s Tangible Net Worth as of March 31, 2012, and (ii) 25% of the Consolidated Net Income of the Parent (for which purpose any net loss shall be deemed to be a Consolidated Net Income of zero) for each fiscal quarter ending after March 31, 2012 and on or before such date.

SECTION 9.16 [Intentionally Omitted].

SECTION 9.17 Disposal of Subsidiary Interests. The Parent will not permit any Domestic Subsidiary that is a Wholly-Owned Subsidiary on the Signing Date (or on the date such Person becomes a Subsidiary as a result of a transaction permitted hereby) to become a non-Wholly-Owned Subsidiary except, with respect to any Subsidiary other than a Borrower, (a) as a result of or in connection with a liquidation, dissolution, merger, amalgamation, consolidation or disposition permitted by Section 9.4 or 9.5 or (b) so long as such Domestic Subsidiary continues to be a Subsidiary Guarantor.

SECTION 9.18 Designation of Subsidiaries. The Parent may not designate (i) any Person as an Unrestricted Entity or (ii) any Unrestricted Entity as a Subsidiary of the Parent or any of its respective Subsidiaries; except that Parent may at any time designate any Person (other than the Parent or the Borrowers) as an Unrestricted Entity or, to the extent otherwise meeting the definition of “Subsidiary,” any Unrestricted Entity as a Subsidiary of the Parent or any of its respective Subsidiaries so long as at the time of such designation (and in the case of clause (c), (e), and (g) below, at all times thereafter):

(a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or shall be caused thereby;

(b) immediately after giving effect to such designation on a Pro Forma Basis, the Parent shall be in compliance with the covenants set forth in Section 9.15 as of the relevant Measurement Period;

(c) with respect to any person to be designated as an Unrestricted Entity, (i) no Credit Party or any Subsidiaries thereof (other than the person to be designated or any Subsidiary thereof) has any direct or indirect obligation to subscribe for additional Capital Stock of the person to be designated, to guaranty or otherwise directly or indirectly provide credit support for such person or to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results, (ii) is not a party to any material agreement, or contract with the Parent or any of its Subsidiaries (other than the person to be designated or any Subsidiary thereof) except as expressly permitted by Section 9.7 and (iii) such Unrestricted Entity shall not own any Capital Stock or Indebtedness of the Parent or any of its Subsidiaries;

(d) any designation of a person as an Unrestricted Entity shall be deemed an Investment under Section 9.3(g) or 9.3(k) (at the election of the Parent) in an amount equal to the fair market value immediately prior to such designation of the aggregate interest of the Parent and its Subsidiaries in the person so designated;

(e) upon the designation of any Unrestricted Entity as a Subsidiary in accordance with this Section 9.18, any outstanding Indebtedness or Liens of such Subsidiary must comply with Section 9.1 and Section 9.2, respectively, and the Parent and such Subsidiary shall comply with Section 8.14 with respect to such Subsidiary;

(f) no person may be designated as an Unrestricted Entity more than once without the prior written consent of the Administrative Agent; and

(g) no person may be designated as an Unrestricted Entity if the Unrestricted Entities, on an aggregate basis, comprise more than 20% of the least of (a) Consolidated EBITDA, (b) gross revenues of the Parent and its Subsidiaries and (c) Tangible Net Worth.

Any such designation shall be evidenced by (i) providing notice to the Administrative Agent of the copy of the resolution of the Board of Directors of the Parent (or duly authorized committee thereof) giving effect to such designation and (ii) delivering to the Administrative Agent a certificate of a Responsible Officer of the Parent certifying that such designation complies with the foregoing requirements.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. Either Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. Either Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.3(a), (b), (c), (d), (e) and (h), 8.4, 8.14 and 8.15 or Article IX.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Parent and (ii) a Responsible Officer of the Parent having obtained knowledge thereof.

(f) Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, any Reimbursement Obligation) the aggregate outstanding amount (or, with respect to any Hedge Agreement, the Hedge Termination Value) of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g) Certain Material Adverse Events. The termination or default (for which any relevant grace or cure period has expired) under any contract or license material to the rights of the Parent, the Borrowers or their respective Subsidiaries to mine at (i) the Rochester Mine or the Palmarejo Mine, which termination or default could reasonably be expected to have a Material

Adverse Effect on the Credit Parties and their Subsidiaries, taken as a whole, or (ii) the Kensington Mine, which termination or default (or following expiration of any relevant grace or cure period for such default, if applicable) could reasonably be expected to have Material Adverse Effect on (x) the Credit Parties and their Subsidiaries, taken as a whole, or (y) Coeur Alaska, Inc.; provided that no such termination or default described in this Section 10.1(g) shall cause an Event of Default for a period of up to 120 days following such termination or default so long as (1) the Borrowers are diligently appealing or disputing (or causing to be appealed or disputed) such termination or default or attempting to cure the same, (2) the Borrowers continue to operate the Rochester Mine, the Palmarejo Mine and/or the Kensington Mine, as applicable, as contemplated by this Agreement and the other Loan Documents and the enforcement of any such termination or default is effectively stayed (or the other party to such contract or the issuer of such license is not exercising or overtly threatening to exercise termination or dispossessory remedies with respect thereto), and (3) at all times during such period, there has not occurred a Material Adverse Effect in connection with or as a result of such termination or default.

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements; Impairment of Security. Any material provision of this Agreement or, from and after the Closing Date, any material provision of any other Loan Document shall cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or, from and after the Closing Date, any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, or the rights and remedies of the Administrative Agent in respect of the Collateral shall be materially impaired, in each case other than in accordance with the express terms hereof or thereof.

(l) ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 or 430 of the Code or Section 302 or 303 of ERISA, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and are in excess of the Threshold Amount, (ii) a Termination Event that results in liability in excess of the Threshold Amount or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

SECTION 10.2 Remedies. Upon the occurrence of an Event of Default, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers:

(a) Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), with respect to the Parent or a Borrower, the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers.

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.4(d), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Administrative Agent or Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees (other than the Commitment Fee and letter of credit commissions), indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting the Commitment Fee, letter of credit commissions, accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding and (ii) payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to a Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

SECTION 10.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization (and, for the avoidance of doubt, any sales included as part of any plan subject to confirmation under Section 1129(b)(2)(A)(iii) of the Bankruptcy Code), or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and no Credit Party nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Borrower’s Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent, a Borrower, a Lender or the Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent and the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation; any such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 11.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (B) that is disposed of or to be disposed of as part of or in connection with any sale, transfer, or other disposition permitted hereunder or under any other Loan Document (other than sales, transfers or other dispositions among Credit Parties), or (C) if approved, authorized or ratified in writing by the applicable Lenders in accordance with Section 12.2;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under any Loan Document pursuant to this Section 11.9. In each case as specified in this Section 11.9, the

Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in any transaction (other than transfers of assets by any Credit Party to any other Credit Party) permitted under the Loan Documents, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10 Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than as set forth in Section 12.2(d) or in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Parent or to the Borrowers:

Coeur d’Alene Mines Corporation

505 Front Ave., P. O. Box “I”

Coeur d’Alene, Idaho 83816-0316

Attention of: Chief Financial Officer

Telephone No.: 208-665-0340

Facsimile No.: 208-667-2213

E-mail: fhanagarne@coeur.com

and

Attention of: General Counsel

Telephone No.: 208-665.0770

Facsimile No.: 208-667-2213

E-mail: cnault@coeur.com

With copies to:

Gibson, Dunn & Crutcher

200 Park Avenue

New York, New York 10166-0193

Attention of: Darius Mehraban

Telephone No.: 212-351-2428

Facsimile No.: 212-351-5270

E-mail: dmehraban@gibsondunn.com

If to Wells Fargo as Administrative Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: 704-590-2703

Facsimile No.: 704-590-3481

With copies to:

Wells Fargo Bank, National Association

601 W 1st Ave

9th Floor

Spokane, WA 99201

Attention of: Dan Adams

Telephone No.: 208-666-4513

Facsimile No.: 509-455-5760

E-mail: daniel.g.adams@wellsfargo.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Parent Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent, the Borrowers or their respective securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:

(a) increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender, in any case, without the written consent of such Revolving Credit Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d) change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender and, in the case of Section 10.4, each Hedge Bank, directly and adversely affected thereby;

(e) [Intentionally Omitted]

(f) except as otherwise permitted by this Section 12.2, change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender; or

(h) release (i) the Parent, (ii) either Borrower, (iii) all of the Subsidiary Guarantors or (iv) Subsidiary Guarantors comprising substantially all of the value of the Subsidiary Guarantors’ credit support for the Secured Obligations, in any case, from the Guaranty and Collateral Agreement (other than as authorized in Section 11.9), without the written consent of each Lender; or

(i) release all or substantially all of the Collateral (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) the Administrative Agent and the Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) to correct an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Revolving Credit Increase or outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

Notwithstanding anything in this Agreement to the contrary, any amendment that would extend the Revolving Credit Maturity Date with respect to any Loans or Commitments, provide for any increased pricing (including fees) for any Lenders agreeing to extend their Loans or Commitments pursuant to the terms of such amendment and any corresponding modifications under this Agreement related thereto may be effected pursuant to an agreement or agreements in writing entered into by the Credit Parties, Administrative Agent, and only those Lenders holding the Loans or Commitments who are directly and adversely affected thereby.

SECTION 12.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrowers and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Arrangers and their respective Affiliates (including, without limitation, the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and the Arrangers (and one local counsel in each relevant jurisdiction as may be reasonably necessary as determined by the Administrative Agent), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including, without limitation, reasonable and documented fees and expenses of

(x) a single counsel for the Administrative Agent, the Issuing Lender and the Lenders, (y) a single counsel in each relevant jurisdiction as may be reasonably necessary as determined by the Administrative Agent and (z) in cases where a potential or actual conflict exists, additional counsel as reasonably deemed to be necessary by the Administrative Agent and any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, the Syndication Agent, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the reasonable fees, disbursements, settlement costs and other charges of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, or any Subsidiary, Affiliate, equity holder or creditor thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from (x) the gross negligence or willful misconduct of such Indemnitee, (y) a claim brought by the Borrowers or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) disputes that are solely among Lenders (other than an Arranger or the Administrative Agent) and do not arise from the Borrowers’ or any other Credit Party’s action or inaction or breach of its obligations hereunder or under any other Loan Document or applicable law, in each case with respect to clauses (x), (y) and (z) above, as such gross negligence, willful misconduct, bad faith, action, inaction, or breach, as the case may be, is determined by a court of competent jurisdiction in a final and nonappealable judgment. This Section 12.3(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Arranger, the Syndication Agent, the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any Arranger, the Syndication Agent, the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Arranger, the Syndication Agent, the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Arranger, the Syndication Agent, the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto or any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (provided that the foregoing shall not in any event limit the indemnification and reimbursement obligations set forth herein to the extent that any such special, indirect, consequential or punitive damages are included in any third party claim for which an Indemnitee is entitled to indemnification or reimbursement pursuant to this Agreement). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates may, subject to the approval of the Administrative Agent, at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrowers and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Arranger, the Syndication Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8 Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrowers agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 12.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, (x) the Indemnitees and (y) the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1(a), Section 10.1(b), Section 10.1(i) or Section 10.1(j) has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have given their consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers on or prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 10.1(a), Section 10.1(b), Section 10.1(i) or Section 10.1(j) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of the Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent, the Borrowers or any of their respective Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, the Parent or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of

Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements of Section 5.11(f) (it being understood that the documentation required under Section 5.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 5.10 and 5.11, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.11 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by

Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to each Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrowers, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or any Borrower, or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.14 Survival.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Signing Date and the Closing Date (except those that are expressly made as of a specific date), shall survive the Signing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the expense reimbursement provisions and indemnities to which the Administrative Agent, the Lenders, the Arrangers, the Syndication Agent and the Issuing Lender are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.17 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article VI, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.18 Term of Agreement. This Agreement shall remain in effect from the Signing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. Notwithstanding the foregoing, if the Closing Date has not occurred by August 23, 2012, this Agreement and the Lenders’ Commitments and obligations hereunder shall terminate and be of no further force or effect; provided that no termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.19 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Parent, the Borrowers and the Subsidiary Guarantors, which information includes the name and address of the Parent, the Borrowers and each Subsidiary Guarantor and other information that will allow such Lender to identify the Parent, the Borrowers or such Subsidiary Guarantor in accordance with the PATRIOT Act.

SECTION 12.20 Independent Effect of Covenants. Each Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article IX if such transaction or other act would result in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Parent, the Borrowers or any of their Subsidiaries or further restricts the rights of the Parent, the Borrowers or any of their Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

COEUR D’ALENE MINES CORPORATION, as Parent

By:	/s/ Frank L. Hanagarne Jr.
Name: Frank L. Hanagarne Jr.
Title: Sr. Vice President & Chief Financial Officer

COEUR ALASKA, INC., as a Borrower

By:	/s/ Frank L. Hanagarne Jr.
Name: Frank L. Hanagarne Jr.
Title: Sr. Vice President & Chief Financial Officer

COEUR ROCHESTER, INC., as a Borrower

By:	/s/ Frank L. Hanagarne Jr.
Name: Frank L. Hanagarne Jr.
Title: Sr. Vice President & Chief Financial Officer

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and a Lender

By:	/s/ Dan Adams
Name: Dan Adams
Title: Vice President

BARCLAYS BANK PLC, a Lender

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

UNION BANK, N.A., a Lender

By:	/s/ Richard G. Reeves
Name: Richard G. Reeves
Title: Senior Vice President – Mining & Minerals

EXECUTION VERSION

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, Coeur Alaska, Inc., a Delaware corporation, and Coeur Rochester, Inc., a Delaware corporation (together, the “Borrowers”), promise to pay, on a joint and several basis, to                                                       (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                                  DOLLARS ($                    ) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of                 , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Coeur D’Alene Mines Corporation, an Idaho corporation, the Borrowers, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Revolving Credit Note under seal as of the day and year first above written.

COEUR ALASKA, INC., a Delaware corporation

By:
Name:
Title:

COEUR ROCHESTER, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A-2

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$	, 2012

FOR VALUE RECEIVED, the undersigned, Coeur Alaska, Inc., a Delaware corporation, and Coeur Rochester, Inc., a Delaware corporation (together, the “Borrowers”), promise to pay, on a joint and several basis, to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                              DOLLARS ($                ) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of             , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Coeur D’Alene Mines Corporation, an Idaho corporation, the Borrowers, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Swingline Note under seal as of the day and year first above written.

COEUR ALASKA, INC., a Delaware corporation

By:
Name:
Title:

COEUR ROCHESTER, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

  as Administrative Agent

[MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services]

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Credit Agreement dated as of                     , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation (“Coeur Alaska”), Coeur Rochester, Inc., a Delaware corporation (“Coeur Rochester”, and together with Coeur Alaska, the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. [Coeur Alaska] [Coeur Rochester] hereby requests that the Lenders make [a Revolving Credit Loan] [a Swingline Loan] to [Coeur Alaska] [Coeur Rochester] in the aggregate principal amount of $                    . (Complete with an amount in accordance with Section 2.3 of the Credit Agreement.)

2. [Coeur Alaska] [Coeur Rochester] hereby requests that such Loan be made on the following Business Day:                     . (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement.)

3. [Coeur Alaska] [Coeur Rochester] hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)
[Base Rate or LIBOR Rate][1]

[1]	Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans or any Incremental Revolving Credit Increases or (ii) the Base Rate for Swingline Loans.

4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

[COEUR ALASKA, INC.] [COEUR ROCHESTER, INC.],
a Delaware corporation

By:

Name:
Title:

EXHIBIT C

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

  as Administrative Agent

[MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services]

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of                     , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation (“Coeur Alaska”), Coeur Rochester, Inc., a Delaware corporation (“Coeur Rochester”, and together with Coeur Alaska, the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following accounts:

For Coeur Alaska:

_____________________________

ABA Routing Number: __________

Account Number: ______________

For Coeur Rochester:

_____________________________

ABA Routing Number: __________

Account Number: ______________

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Notice of Account Designation as of the day and year first written above.

COEUR ALASKA, INC.,
a Delaware corporation

By:

Name:
Title:

COEUR ROCHESTER, INC.,
a Delaware corporation

By:

Name:
Title:

EXHIBIT D

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

  as Administrative Agent

[MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services]

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of                     , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation (“Coeur Alaska”), Coeur Rochester, Inc., a Delaware corporation (“Coeur Rochester”, and together with Coeur Alaska, the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrowers hereby provide notice to the Administrative Agent that they shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:                     . (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

2. The Loan to be prepaid is [check each applicable box]

☐	a Swingline Loan

☐	a Revolving Credit Loan

3. The Borrowers shall repay the above-referenced Loans on the following Business Day:                     . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Notice of Prepayment as of the day and year first written above.

COEUR ALASKA, INC.,
a Delaware corporation

By:

Name:
Title:

COEUR ROCHESTER, INC.,
a Delaware corporation

By:

Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

  as Administrative Agent

[MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services]

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Credit Agreement dated as of                     , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation (“Coeur Alaska”), Coeur Rochester, Inc., a Delaware corporation (“Coeur Rochester”, and together with Coeur Alaska, the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Loan to which this Notice relates is a Revolving Credit Loan.

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

	Outstanding principal balance:	$

	Principal amount to be converted:	$

Requested effective date of conversion:

Requested new Interest Period:

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

	Outstanding principal balance:	$

	Principal amount to be converted:	$

Last day of the current Interest Period:

Requested effective date of conversion:

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

	Outstanding principal balance:	$

	Principal amount to be continued:	$

Last day of the current Interest Period:

Requested effective date of continuation:

Requested new Interest Period:

3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Notice of Conversion/Continuation as of the day and year first written above.

COEUR ALASKA, INC.,
a Delaware corporation

By:

Name:
Title:

COEUR ROCHESTER, INC.,
a Delaware corporation

By:

Name:
Title:

EXHIBIT F

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of Coeur D’Alene Mines Corporation, a corporation organized under the laws of Idaho (the “Parent”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 8.2 of the Credit Agreement dated as of                     , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Parent, Coeur Alaska, Inc., a Delaware corporation, Coeur Rochester, Inc., a Delaware corporation, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Parent and its Subsidiaries dated as of                      and for the                      period[s] then ended and such statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Parent and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Parent has taken, is taking and proposes to take with respect thereto].

4. The Applicable Margins and calculations determining such figures are set forth on the attached Schedule 1, the Parent and its Subsidiaries are in compliance with the financial covenants contained in Section 9.15 of the Credit Agreement as shown on such Schedule 1 and the Parent and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

WITNESS the following signature as of the day and year first written above.

COEUR D’ALENE MINES CORPORATION,
an Idaho corporation

By:

Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

[To be provided in a form acceptable to the Administrative Agent]

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]2 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrowers:	Coeur Alaska, Inc., a Delaware corporation, and Coeur Rochester, Inc., a Delaware corporation

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of _________________, 2012, by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation, Coeur Rochester, Inc., a Delaware corporation, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	______________][5]

[Remainder of Page Intentionally Left Blank]

[5]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                              , 2          [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and]6 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Lender and Swingline Lender

By
Title:

[Consented to:]7

COEUR ALASKA, INC., a Delaware corporation,

as a Borrower

By:
Name:
Title:

COEUR ROCHESTER, INC., a Delaware corporation,

as a Borrower

By:
Name:
Title:

[6]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement. May also use a Master Consent.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned[10]	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE][12]
[and is an Affiliate/Approved Fund of [identify Lender]13]

By:
Title:

[8]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Swingline Commitment,” etc.)

[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	Add additional signature blocks, as needed.
[13]	Select as applicable.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.10(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.1(f)] [Section 8.1] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of                         , 2012, by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation, Coeur Rochester, Inc., a Delaware corporation, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified).

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 , 20[    ]

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of                         , 2012, by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation, Coeur Rochester, Inc., a Delaware corporation, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified).

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20[    ]

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of                         , 2012, by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation, Coeur Rochester, Inc., a Delaware corporation, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified).

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20[    ]

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of                         , 2012, by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation, Coeur Rochester, Inc., a Delaware corporation, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified).

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 , 20[    ]

EXHIBIT I

FORM OF GUARANTY AND COLLATERAL AGREEMENT

GUARANTY AND COLLATERAL AGREEMENT

dated as of August [    ], 2012

by and among

COEUR D’ALENE MINES CORPORATION,

COEUR ALASKA, INC. and COEUR ROCHESTER, INC.,

and certain Subsidiaries of each of the foregoing,

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

i

SCHEDULES:

Schedule 4.6	Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number; Mailing Address; Chief Executive Office and other Locations
Schedule 4.9	Commercial Tort Claims
Schedule 4.10	Intellectual Property
Schedule 4.12	Investment Property and Partnership/LLC Interests
Schedule 4.13	Instruments
Schedule 4.14	Government Contracts
Schedule 5.5	Certain Certificated Securities

GUARANTY AND COLLATERAL AGREEMENT (this “Agreement”), dated as of [                    ], 2012, by and among Coeur D’Alene Mines Corporation, an Idaho corporation (the “Parent”), Coeur Alaska, Inc., a Delaware corporation (“Coeur Alaska”), Coeur Rochester, Inc., a Delaware corporation (“Coeur Rochester”, together with Coeur Alaska, the “Borrowers”), the Subsidiary Guarantors (as defined below) party hereto on the date hereof and any Additional Guarantor (as defined below) who may become party to this Agreement (such Subsidiary Guarantors and Additional Guarantors, collectively with the Parent and the Borrowers, the “Guarantors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement identified below).

STATEMENT OF PURPOSE

Pursuant to the Credit Agreement dated as of the date hereof by and among the Parent, the Borrowers, the Lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have agreed to make Extensions of Credit to the Borrowers upon the terms and subject to the conditions set forth therein.

The Parent, the Borrowers and the Subsidiary Guarantors, though separate legal entities, comprise one integrated financial enterprise, and all Extensions of Credit to the Borrowers will inure, directly or indirectly, to the benefit of each of the Guarantors.

It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent, for the ratable benefit of the Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrowers thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1 Terms Defined in the Uniform Commercial Code.

(a) The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined in the Credit Agreement) as in effect from time to time: “Accession”, “Account”, “Account Debtor”, “As-Extracted Collateral”, “Authenticate”, “Certificated Security”, “Chattel Paper”; “Commercial Tort Claim”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”,

“Goods”, “Instrument”, “Inventory”, “Investment Company Security”, “Investment Property”, “Letter of Credit Rights”, “Proceeds”, “Record”, “Registered Organization”, “Securities Account”, “Security”, “Supporting Obligation”, “Tangible Chattel Paper” and “Uncertificated Security”.

(b) Terms defined in the UCC and not otherwise defined herein or in the Credit Agreement shall have the meaning assigned in the UCC as in effect from time to time.

SECTION 1.2 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Guarantor” means each Subsidiary Guarantor which hereafter becomes a Guarantor pursuant to Section 8.18, (as required pursuant to Section 8.14 of the Credit Agreement).

“Administrative Agent” has the meaning set forth in the Preamble to this Agreement.

“Agreement” means this Guaranty and Collateral Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented).

“Assignment of Claims Act” means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15 and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

“Borrowers” has the meaning set forth in the Preamble to this Agreement, and “Borrower” means either Coeur Alaska, Inc., a Delaware corporation, or Coeur Rochester, Inc., a Delaware corporation.

“Collateral” has the meaning assigned thereto in Section 3.1.

“Collateral Account” has the meaning assigned thereto in Section 6.2(b)(iii).

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control.”

“Copyrights” means, collectively, all of the following of any Guarantor: (a) all copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, including, without limitation, those listed on Schedule 4.10 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present and future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

2

“Copyright Licenses” means any agreement now or hereafter in existence naming any Guarantor as licensor or licensee, including, without limitation, those listed in Schedule 4.10, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Effective Endorsement and Assignment” means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Administrative Agent with respect to the Security Interest granted in such Collateral and in each case, in form and substance satisfactory to the Administrative Agent.

“Government Contract” means a contract between any Guarantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to any Guarantor.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantors” has the meaning set forth in the Preamble of this Agreement.

“Intellectual Property” means, collectively, all of the following of any Guarantor: (a) all systems software and applications software, all documentation for such software, including, without limitation, user manuals, flowcharts, functional specifications, operations manuals, and all formulas, processes, ideas and know-how embodied in any of the foregoing, (b) concepts, discoveries, improvements and ideas, know-how, technology, reports, design information, trade secrets, practices, specifications, test procedures, maintenance manuals, research and development, (c) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses and (d) other licenses to use any of the items described in the foregoing clauses (a), (b) and (c).

“Issuer” means any issuer of any Investment Property or Partnership/LLC Interests (including, without limitation, any Issuer as defined in the UCC) to any Guarantor.

“Partnership/LLC Interests” means, with respect to any Guarantor, the entire partnership, membership interest or limited liability company interest, as applicable, of such Guarantor in each partnership, limited partnership or limited liability company owned thereby, including, without limitation, such Guarantor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Guarantor’s interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Guarantor and all of the other economic rights, titles and interests of such Guarantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

3

“Partnership/LLC Agreement” has the meaning set forth in Section 3.2(a).

“Patents” means collectively, all of the following of any Guarantor: (a) all patents, all inventions and patent applications anywhere in the world, including, without limitation, those listed on Schedule 4.10, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Patent License” means all agreements now or hereafter in existence providing for the grant by or to any Guarantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 4.10.

“Restricted Securities Collateral” has the meaning assigned thereto in Section 6.3(a).

“Secured Obligations” means the “Secured Obligations” as defined in the Credit Agreement, together with the obligations of each Guarantor under this Agreement.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Interests” means the security interests granted pursuant to Article III, as well as all other security interests created or assigned as additional security for any of the Secured Obligations pursuant to the provisions of any Loan Document.

“Subsidiary Guarantors” has the meaning assigned thereto in the Credit Agreement.

“Trademarks” means, collectively, all of the following of any Guarantor: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, logos, other business identifiers, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith (other than each application to register any trademark or service mark prior to the filing under Applicable Law of a verified statement of use for such trademark or service mark) anywhere in the world, including, without limitation, those listed on Schedule 4.10, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present or future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing (including the goodwill) throughout the world.

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“Trademark License” means any agreement now or hereafter in existence providing for the grant by or to any Guarantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4.10.

SECTION 1.3 Other Definitional Provisions. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document and (m) where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Guarantor, shall refer to such Guarantor’s Collateral or the relevant part thereof.

ARTICLE II

GUARANTY

SECTION 2.1 Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Secured Obligations of the Credit Parties (whether by way of endorsement or otherwise) as to which such Guarantor is not otherwise the primary obligor, whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Credit Parties, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any other Secured Party or acquired by the Administrative

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Agent or any other Secured Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all of the foregoing being hereafter collectively referred to as the “Guaranteed Obligations”).

SECTION 2.2 Bankruptcy Limitations on Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor and the Secured Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a) such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) or any payment made pursuant to such Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3(a), the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Secured Parties hereunder against such Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

SECTION 2.3 Agreements for Contribution.

(a) The Guarantors hereby agree among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid in full in cash and the Commitments terminated, and none of the Guarantors shall exercise any right or remedy under

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this Section 2.3(a) against any other Guarantor until such Guaranteed Obligations have been indefeasibly paid in full in cash and the Commitments terminated. For purposes of this Section 2.3(a), (i) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share (as defined below) of any Guaranteed Obligations; (ii) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of all of the Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (iii) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors) of all of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrowers in respect of any payment of Guaranteed Obligations.

(b) No Subrogation. Notwithstanding any payment or payments by any of the Guarantors hereunder, any set-off or application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party or the receipt of any amounts by the Administrative Agent or any other Secured Party with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrowers or the other Guarantors or against any collateral security held by the Administrative Agent or any other Secured Party for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any

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reimbursement from either of the Borrowers or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Secured Parties on account of the Guaranteed Obligations are indefeasibly paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

SECTION 2.4 Nature of Guaranty.

(a) Each Guarantor agrees that this Agreement is a continuing, unconditional guaranty of payment and performance and not of collection and that its obligations under this Agreement shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of or change in, the Credit Agreement, any other Loan Document, any Hedge Agreement or any other agreement, document or instrument to which either Borrower, any other Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party;

(ii) the absence of any action to enforce this Agreement, the Credit Agreement, any other Loan Document or Hedge Agreement or the waiver or consent by the Administrative Agent or any other Secured Party with respect to any of the provisions of this Agreement, the Credit Agreement, any other Loan Document or Hedge Agreement;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

(iv) any structural change in, restructuring of or other similar organizational change of either Borrower, any other Guarantor, any other guarantors or any of their respective Subsidiaries or Affiliates; or

(v) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Agreement shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Commitments.

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(b) Each Guarantor represents, warrants and agrees that the Guaranteed Obligations and its obligations under this Agreement are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent or the other Secured Parties or the Borrowers whether now existing or which may arise in the future.

(c) Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement, and all dealings between either Borrower and any of the other Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement.

SECTION 2.5 Waivers. To the extent permitted by Applicable Law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a) any rights it may now or in the future have under any statute (including, without limitation, North Carolina General Statutes Section 26-7, et seq. or similar law), or at law or in equity, or otherwise, to compel the Administrative Agent or any other Secured Party to proceed in respect of the Guaranteed Obligations against the Borrowers or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;

(b) any defense based upon the failure of the Administrative Agent or any other Secured Party to commence an action in respect of the Guaranteed Obligations against a Borrower, such Guarantor, any other Guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

(c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the other Secured Parties of this Agreement;

(d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein or in the other Loan Documents) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the fullest extent permitted by Applicable Law, the benefit of all provisions of Applicable Law which are or might be in conflict with the terms of this Agreement; and

(e) any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon, or acceptance of, this Agreement.

Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Secured Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Secured Party, and, in

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addition, may not be pleaded or introduced as evidence in any litigation relating to this Agreement for the reason that such pleading or introduction would be at variance with the written terms of this Agreement, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement, the other Loan Documents and the Hedge Agreements and, but for this Agreement and such waivers, the Administrative Agent and other Secured Parties would decline to enter into the Credit Agreement, the other Loan Documents and the Hedge Agreements.

SECTION 2.6 Modification of Loan Documents, etc. Neither the Administrative Agent nor any other Secured Party shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Agreement or any of the obligations of any Guarantor under this Agreement:

(a) any change or extension of the manner, place or terms of payment of or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b) any action under or in respect of the Credit Agreement, any other Loan Document or any Hedge Agreement in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

(c) any amendment to, or modification of, in any manner whatsoever, any Loan Document or any Hedge Agreement;

(d) any extension or waiver of the time for performance by either Borrower, any other Guarantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document or Hedge Agreement, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) the taking and holding of security or collateral for the payment of the Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Secured Parties have been granted a Lien, to secure any Indebtedness of either Borrower, any other Guarantor to the Administrative Agent or the other Secured Parties;

(f) the release of anyone who may be liable in any manner for the payment of any amounts owed by either Borrower, any other Guarantor or any other guarantor to the Administrative Agent or any other Secured Party;

(g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of either Borrower, any other Guarantor or any other guarantor are subordinated to the claims of the Administrative Agent or any other Secured Party; or

(h) any application of any sums by whoever paid or however realized to any Guaranteed Obligations owing by either Borrower, any other Guarantor or any other guarantor to the Administrative Agent or any other Secured Party in such manner as the Administrative Agent or any other Secured Party shall determine in its reasonable discretion.

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SECTION 2.7 Demand by the Administrative Agent. In addition to the terms set forth in this Section 2.7 and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.

SECTION 2.8 Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement, the other Loan Documents, the Hedge Agreements or otherwise.

SECTION 2.9 Benefits of Guaranty. The provisions of this Agreement are for the benefit of the Administrative Agent and the other Secured Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrowers, the Administrative Agent and the other Secured Parties, the obligations of the Borrowers under the Loan Documents or the Hedge Agreements. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any other Secured Party to any Person or Persons as permitted under the Credit Agreement, any reference to an “Administrative Agent” or “Secured Party” herein shall be deemed to refer equally to such Person or Persons.

SECTION 2.10 Termination; Reinstatement.

(a) Subject to clause (c) below, this Agreement shall remain in full force and effect until all the Guaranteed Obligations and all the obligations of the Guarantors shall have been indefeasibly paid in full in cash and the Commitments terminated.

(b) No payment made by either Borrower, any other Guarantor, any other guarantor or any other Person received or collected by the Administrative Agent or any other Secured Party from either Borrower, any other Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations and all the obligations of the Guarantors shall have been indefeasibly paid in full in cash and the Commitments terminated.

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(c) Each Guarantor agrees that, if any payment made by any Credit Party or any other Person applied to the Guaranteed Obligations is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any Collateral are required to be refunded by the Administrative Agent or any other Secured Party to the applicable Credit Party, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Agreement shall have been canceled or surrendered (and if any Lien or Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Agreement (and such Lien or Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or Collateral securing such obligation).

SECTION 2.11 Payments. Any payments by the Guarantors hereunder shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in the order specified in Section 10.4 of the Credit Agreement, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.

ARTICLE III

SECURITY INTEREST

SECTION 3.1 Grant of Security Interest. Each Guarantor hereby grants, pledges and collaterally assigns to the Administrative Agent, for the ratable benefit of itself and the Secured Parties, a security interest in, all of such Guarantor’s right, title and interest in the following property, now owned or at any time hereafter acquired by such Guarantor or in which such Guarantor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations:

(a) all Accounts;

(b) all As-Extracted Collateral, including gold, silver and other precious metals;

(c) all cash and currency;

(d) all Chattel Paper;

(e) all Commercial Tort Claims identified on Schedule 4.9;

(f) all Deposit Accounts;

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(g) all Documents;

(h) all Equipment;

(i) all Fixtures;

(j) all General Intangibles;

(k) all Instruments;

(l) all Intellectual Property;

(m) all Inventory;

(n) all Investment Property;

(o) all Letter of Credit Rights;

(p) all other Goods not otherwise described above;

(q) all books and records pertaining to the Collateral; and

(r) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Accessions to any of the foregoing and all collateral security and Supporting Obligations (as now or hereafter defined in the UCC) given by any Person with respect to any of the foregoing;

provided, that (i) any Security Interest in any Capital Stock or other ownership interests issued by any Foreign Subsidiary shall be limited to sixty-five percent (65%) of all issued and outstanding shares of all classes of voting Capital Stock of each First Tier Foreign Subsidiary and FSHCO and one hundred percent (100%) of all issued and outstanding shares of all classes of non-voting Capital Stock of such First Tier Foreign Subsidiary or FSHCO, (ii) the Security Interests granted herein shall not extend to and the term “Collateral” shall not include, (A) any obligation or property of any kind due from, owed by or belonging to any Sanctioned Person or (B) any rights under any lease, license, instrument, contract or agreement of any Guarantor to the extent that the granting of a security interest therein would, under the express terms of such lease, license, instrument, contract or agreement, (I) be prohibited or restricted or (II) result in a breach of the terms of, constitute a default under or result in a termination of any such lease, license, instrument, contract or agreement governing such right, unless (x) such prohibition or restriction is not enforceable or is otherwise ineffective under Applicable Law or (y) consent to such security interest has been obtained from any applicable third party or (C) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law. Notwithstanding any of the foregoing, the foregoing proviso shall not affect, limit, restrict or impair the grant by

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any Guarantor of a Security Interest in any Account or any money or other amounts due and payable to any Guarantor or to become due and payable to any Guarantor under any such lease, license, instrument, contract or agreement unless such security interest in such Account, money or other amount due and payable is also specifically prohibited or restricted by the terms of such lease, license, instrument, contract or other agreement or such security interest in such Account, money or other amount due and payable would expressly constitute a default under or would expressly grant a party a termination right under any such lease, license instrument, contract or agreement governing such right unless, in each case, (x) such prohibition is not enforceable or is otherwise ineffective under Applicable Law or (y) consent to such security interest has been obtained from any applicable third party; provided further, that notwithstanding anything to the contrary contained in the foregoing proviso, the Security Interests granted herein shall immediately and automatically attach to and the term “Collateral” shall immediately and automatically include the rights under any such lease, license, instrument, contract or agreement and in such Account, money or other amounts due and payable to any Guarantor at such time as such prohibition, restriction, event of default or termination right terminates or is waived or consent to such security interest has been obtained from any applicable third party.

SECTION 3.2 Partnership/LLC Interests.

(a) Subject to Section 8.17, each Guarantor shall use commercially reasonable efforts to cause each limited liability agreement, operating agreement, membership agreement, partnership agreement or similar agreement relating to any Partnership/LLC Interests (as amended, restated, supplemented or otherwise modified from time to time, a “Partnership/LLC Agreement”) to be amended to permit each member, manager and partner that is a Guarantor to pledge all of the Partnership/LLC Interests in which such Guarantor has rights to and grant and collaterally assign to the Secured Parties a lien and security interest in its Partnership/LLC Interests in which such Guarantor has rights without any further consent, approval or action by any other party, including, without limitation, any other party to any Partnership/LLC Agreement or otherwise.

(b) Upon the occurrence and during the continuance of an Event of Default, in connection with an enforcement of rights and remedies hereunder, the Secured Parties or their respective designees shall have the right (but not the obligation) to be substituted for the applicable Guarantor as a member, manager or partner under the applicable Partnership/LLC Agreement and the Secured Parties shall have all rights, powers and benefits of such Guarantor as a member, manager or partner, as applicable, under such Partnership/LLC Agreement. For avoidance of doubt, such rights, powers and benefits of a substituted member shall include all voting and other rights and not merely the rights of an economic interest holder. So long as this Agreement remains in effect, no further consent, approval or action by any Guarantor shall be necessary to permit the Secured Parties to be substituted as a member, manager or partner pursuant to this paragraph. The rights, powers and benefits granted pursuant to this paragraph shall inure to the benefit of the Secured Parties and their respective successors, assigns and designated agents, as intended third party beneficiaries.

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SECTION 3.3 Guarantors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Guarantor shall remain liable to perform all of its duties and obligations under the contracts and agreements included in the Collateral to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent or any other Secured Party of any of the rights hereunder shall not release any Guarantor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent nor any other Secured Party be obligated to perform any of the obligations or duties of any Guarantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder and (d) neither the Administrative Agent nor any other Secured Party shall have any liability in contract or tort for any Guarantor’s acts or omissions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrowers thereunder, each Guarantor hereby represents and warrants to the Administrative Agent and each Secured Party that:

SECTION 4.1 Organization; Power; Qualification. Each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own, lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.2 Authorization of Agreement; Compliance with Laws; Non Contravention. Each Guarantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the duly authorized officers of each Guarantor and this Agreement constitutes the legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors rights in general and the availability of equitable remedies. The execution, delivery and performance by the Guarantors of this Agreement does not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any provision of any Applicable Law relating to any Guarantor where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) result in a material breach of or constitute a default under any the articles of incorporation, bylaws or other organizational documents of any Guarantor, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval

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relating to such person, except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect or (d) result in or require the creation or imposition of any Lien, upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

SECTION 4.3 Governmental Approvals. No approval, consent, exemption, authorization or other action by, notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by or enforcement against any Guarantor or any Issuer of this Agreement, except (a) as may be required by laws affecting the offering and sale of securities generally, (b) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (c) filings under the UCC and/or the Assignment of Claims Act and (d) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.4 Perfected First Priority Liens. Each financing statement naming any Guarantor as a debtor is in appropriate form for filing in the appropriate offices of the states specified on Schedule 4.6. The Security Interests granted pursuant to this Agreement constitute valid and enforceable first priority perfected security interests in all of the Collateral (other than Collateral in which a Security Interest may be perfected only by taking actions not required hereunder) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, subject only to Permitted Liens.

SECTION 4.5 Title, No Other Liens. Except for the Security Interests, each Guarantor owns each item of the Collateral free and clear of any and all Liens or claims other than Permitted Liens. No Guarantor has Authenticated any agreement authorizing any secured party thereunder to file a financing statement naming such Guarantor as debtor, except to perfect Permitted Liens.

SECTION 4.6 State of Organization; Location of Inventory, Equipment and Fixtures; other Information.

(a) The exact legal name of each Guarantor is set forth on Schedule 4.6 (as such schedule may be updated from time to time pursuant to Section 5.3).

(b) Each Guarantor is a Registered Organization organized under the laws of the state identified on Schedule 4.6 under such Guarantor’s name (as such schedule may be updated from time to time pursuant to Section 5.3). The taxpayer identification number and, to the extent applicable, Registered Organization number of each Guarantor is set forth on Schedule 4.6 under such Guarantor’s name (as such schedule may be updated from time to time pursuant to Section 5.3).

(c) All Collateral consisting of Inventory, Equipment and Fixtures (whether now owned or hereafter acquired) with a value in excess of $10,000,000 is (or will be), except while in transit, located at the locations specified on Schedule 4.6 (as such schedule may be updated from time to time pursuant to Section 5.3), except as otherwise permitted hereunder.

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SECTION 4.7 Accounts. To the knowledge of the Guarantors, no Account Debtor has any defense, set-off, claim or counterclaim against any Guarantor that can be asserted against the Administrative Agent, whether in any proceeding to enforce the Administrative Agent’s rights in the Collateral or otherwise, except defenses, setoffs, claims or counterclaims relating to Accounts with an aggregate value not in excess of $20,000,000. None of the Accounts is, nor will any hereafter arising Account be, evidenced by a promissory note or other Instrument (other than a check) having a face value in excess of $20,000,000 in the aggregate at any one time outstanding and a maturity of at least six months that has not been pledged to the Administrative Agent in accordance with the terms hereof.

SECTION 4.8 Reserved

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SECTION 4.9 Commercial Tort Claims. As of the date hereof, all Commercial Tort Claims with a reasonably anticipated value in excess of $10,000,000 owned by any Guarantor are listed on Schedule 4.9.

SECTION 4.10 Intellectual Property.

(a) As of the date hereof, all Copyright registrations, Copyright applications, issued Patents, Patent applications, Trademark registrations and Trademark applications owned by any Guarantor in its own name and material to the business of the Guarantors are listed on Schedule 4.10 (as such schedule may be updated from time to time pursuant to Section 5.3).

(b) Except as set forth in Schedule 4.10 on the date hereof (as such schedule may be updated from time to time pursuant to Section 5.3), none of the Intellectual Property owned by any Guarantor is the subject of any licensing or franchise agreement pursuant to which such Guarantor is the licensor or franchisor, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.11 Reserved.

SECTION 4.12 Investment Property; Partnership/LLC Interests.

(a) All Investment Property and all Partnership/LLC Interests owned by any Guarantor in any Subsidiary (or Investment Property or Partnership/LLC Interests issued by any other Issuer with a value in excess of $10,000,000) are listed on Schedule 4.12 (as such schedule may be updated from time to time pursuant to Section 5.3).

(b) All Investment Property and all Partnership/LLC Interests issued by any Subsidiary (or Investment Property or Partnership/LLC Interests issued by any other Issuer with a value in excess of $10,000,000) to any Guarantor and included in the Collateral (i) have been duly and validly issued and, if applicable, are fully paid and nonassessable, and (ii) are beneficially owned as of record by such Guarantor.

(c) None of the Partnership/LLC Interests issued by any Subsidiary to any Guarantor and included in the Collateral (i) are dealt in or traded on a Securities exchange or in Securities markets, (ii) by their terms expressly provide that they are Securities governed by Article 8 of the UCC, (iii) are Investment Company Securities or (iv) are held in a Securities Account.

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SECTION 4.13 Instruments. Except as set forth on Schedule 4.13, no Guarantor holds any Instruments or is named as a payee of any promissory note or other evidence of indebtedness having a face value in excess of $20,000,000 in the aggregate at any one time outstanding and a maturity of at least six months (as such Schedule 4.13 may be updated from time to time pursuant to Section 5.3).

SECTION 4.14 Government Contracts. Except as set forth on Schedule 4.14, no Guarantor is party to any Government Contract under which the Governmental Authority party thereto, as account debtor, owes a monetary obligation with a value in excess of $10,000,000 to any Guarantor.

SECTION 4.15 Aircraft. As of the date hereof, none of the Collateral constitutes, or is the proceeds of, (a) an aircraft, airframe, aircraft engine or related property, (b) an aircraft leasehold interest or (c) any other interest in or to any of the foregoing.

SECTION 4.16 Credit Agreement Representations and Warranties. To the extent not covered above, each Guarantor hereby represents and warrants that each representation and warranty contained in Article VII of the Credit Agreement relating to such Guarantor is true and correct as if made by such Guarantor herein.

ARTICLE V

COVENANTS

Until the Guaranteed Obligations (other than contingent indemnity obligations not yet due) shall have been paid in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 8.2, each Guarantor covenants and agrees that:

SECTION 5.1 Maintenance of Perfected Security Interest; Further Information.

(a) Each Guarantor shall maintain the Security Interest created by this Agreement as a first priority perfected Security Interest (subject only to Permitted Liens and other Collateral in which a Security Interest may be perfected only by taking actions not required hereunder) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than the holders of Permitted Liens).

(b) Each Guarantor will from time to time furnish to the Administrative Agent upon the Administrative Agent’s reasonable request statements and schedules further identifying and describing the assets and property of such Guarantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

SECTION 5.2 Maintenance of Insurance. Each Guarantor shall maintain insurance covering the Collateral in accordance with the provisions of Section 8.6 of the Credit Agreement.

SECTION 5.3 Changes in Locations; Changes in Name or Structure. No Guarantor will, except upon fifteen (15) days’ prior written notice to the Administrative Agent (which time period may be reduced by the Administrative Agent in its sole discretion by written notice to such Guarantor) and delivery to the Administrative Agent of (a) all additional financing

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statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the Security Interests and (b) if applicable, a written supplement to the Schedules of this Agreement:

(i) change its jurisdiction of organization or the location of its chief executive office (or the location where any Guarantor maintains its books and records relating to Accounts, Documents, General Intangibles, Instruments and Investment Property in which it has any interest) from that identified on Schedule 4.6;

(ii) change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading under the UCC; or

(iii) allow Inventory, Equipment or Fixtures with a value in excess of $10,000,000 to be located at any location other than those identified on Schedule 4.6 (except while in transit).

SECTION 5.4 Required Notifications. Each Guarantor shall promptly notify the Administrative Agent, in writing, of: (a) any Lien (other than the Security Interests or Permitted Liens) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder, (b) any Collateral which, to the knowledge of such Guarantor, constitutes a Government Contract under which the Governmental Authority party thereto, as account debtor, owes a monetary obligation with a value in excess of $10,000,000 and (c) the acquisition or ownership by such Guarantor of any (i) Commercial Tort Claim with a reasonably anticipated value in excess of $10,000,000 other than any Commercial Tort Claim set forth on Schedule 4.9, (ii) Instrument representing amounts payable to any Guarantor in an amount exceeding $20,000,000 and a maturity of at least one year other than any such Instruments set forth on Schedule 4.13 or (iii) Investment Property or Partnership/LLC Interests issued by any Subsidiary (or Investment Property or Partnership/LLC Interests issued by any other Issuer with a value in excess of $10,000,000) to any Guarantor and included in the Collateral after the date hereof other than any Investment Property or Partnership/LLC Interests set forth on Schedule 4.12.

SECTION 5.5 Delivery Covenants. Each Guarantor will deliver and pledge to the Administrative Agent, for the ratable benefit of the Secured Parties, (a) all Certificated Securities or Partnership/LLC Interests evidenced by a certificate (in each case, issued by (x) a Subsidiary or (y) any other Issuer and evidencing Investment Property or Partnership/LLC Interests with a value in excess of $10,000,000), other than the Certificated Securities or Partnership/LLC Interests set forth on Schedule 5.5 and (b) Instruments in an amount exceeding $20,000,000 and with a maturity of at least one year owned or held by such Guarantor, in each case, together with an Effective Endorsement and Assignment, unless, in each case, such delivery and pledge has been waived in writing by the Administrative Agent.

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SECTION 5.6 Control Covenants.

(a) Upon the request of the Administrative Agent, each Guarantor will take such actions and deliver all such agreements as are reasonably requested by the Administrative Agent to provide the Administrative Agent with Control of all Electronic Chattel Paper with a value in excess of $10,000,000 owned or held by such Guarantor by having the Administrative Agent identified as the assignee of the Record(s) pertaining to the single authoritative copy thereof.

(b) If any Collateral (other than Collateral specifically subject to the provisions of Section 5.6(a)) exceeding $10,000,000 in the aggregate (such Collateral exceeding such amount, the “Excess Collateral”) is at any time in the possession or control of any single consignee, warehouseman, bailee (other than a carrier transporting Inventory to a purchaser in the ordinary course of business), processor, or any other third party, in each case, located in the United States, such Guarantor shall notify the Administrative Agent thereof, and upon the request of the Administrative Agent shall notify in writing such Person of the Security Interests created hereby and shall use its commercially reasonable efforts to obtain such Person’s acknowledgment in writing to hold all such Collateral for the benefit of the Administrative Agent subject to the Administrative Agent’s instructions.

SECTION 5.7 Filing Covenants. Pursuant to Section 9-509 of the UCC and any other Applicable Law, each Guarantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent determines appropriate to perfect the Security Interests of the Administrative Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein, including, without limitation, describing such property as “all assets” or “all personal property.” Further, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Each Guarantor hereby authorizes, ratifies and confirms all financing statements and other filing or recording documents or instruments filed by the Administrative Agent prior to the date of this Agreement.

SECTION 5.8 Accounts. No Guarantor will (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Account Debtor, (iv) allow any credit or discount whatsoever on any Account or (v) amend, supplement or modify any Account in any manner that could reasonably be likely to adversely affect the value thereof, except where such extension, compromise, settlement, release, credit, discount, amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

SECTION 5.9 Intellectual Property.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Guarantor (either itself or through licensees) (i) will use each registered Trademark (owned by such Guarantor) and Trademark for which an application (owned by such Guarantor) is

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pending, to the extent reasonably necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) will maintain products and services offered under such Trademark at a level substantially consistent with the quality of such products and services as of the date hereof, (iii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any way, (iv) will not do any act, or knowingly omit to do any act, whereby any issued Patent owned by such Guarantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, (v) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Copyright owned by such Guarantor or Copyright for which an application is pending (owned by such Guarantor) could reasonably be expected to become invalidated or otherwise impaired and (vi) will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(b) Each Guarantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Guarantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Guarantor’s ownership of, or the validity of, any material Intellectual Property owned by such Guarantor or such Guarantor’s right to register the same or to own and maintain the same.

(c) Upon the reasonable request of the Administrative Agent, the Guarantors shall deliver an updated Schedule 4.10 hereto. From time to time upon the reasonable request of the Administrative Agent, such Guarantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the security interest of the Secured Parties in any material Copyright, Patent or Trademark and the goodwill and General Intangibles of such Guarantor relating thereto or represented thereby.

(d) Each Guarantor will take all reasonable and necessary steps, at such Guarantor’s sole cost and expense, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(e) In the event that any material Intellectual Property owned by a Guarantor is infringed, misappropriated or otherwise violated by a third party, the applicable Guarantor shall (i) at such Guarantor’s sole cost and expense, take such actions as such Guarantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns of such infringement, misappropriation or violation.

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SECTION 5.10 Investment Property; Partnership/LLC Interests.

(a) Without the prior written consent of the Administrative Agent, no Guarantor will (i) vote to enable, or take any other action to permit, any applicable Issuer to issue any Investment Property or Partnership/LLC Interests, except for those additional Investment Property or Partnership/LLC Interests that will be subject to the Security Interest granted herein in favor of the Secured Parties or (ii) enter into any agreement or undertaking restricting the right or ability of such Guarantor or the Administrative Agent to sell, assign or transfer any Investment Property or Partnership/LLC Interests or Proceeds thereof. The Guarantors will defend the right, title and interest of the Administrative Agent in and to any Investment Property and Partnership/LLC Interests against the claims and demands of all Persons whomsoever. The Guarantors shall obtain a consent from each Issuer that is subject to a pledge of its Capital Stock pursuant to this Agreement with respect to such pledge, other than any Issuer that is a party hereto and has signed in its capacity as Issuer.

(b) If any Guarantor shall become entitled to receive or shall receive (i) any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof or (ii) any sums paid upon or in respect of any Investment Property upon the liquidation or dissolution of any Issuer, such Guarantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties, segregated from other funds of such Guarantor and promptly deliver the same to the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof.

SECTION 5.11 Equipment. Each Guarantor will maintain each material item of Equipment in good working order and condition in accordance with its ordinary business practices in all material respects (reasonable wear and tear and obsolescence excepted).

SECTION 5.12 Government Contracts. To the extent reasonably requested by the Administrative Agent, each Guarantor will excute and deliver assignment agreements and notices of assignment, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by any Guarantors party to a Government Contract under which the Governmental Authority party thereto, as account debtor, owes a monetary obligation with a value in excess of $10,000,000, in compliance with the Assignment of Claims Act (or analogous state Applicable Law).

SECTION 5.13 Further Assurances. Upon the request of the Administrative Agent and at the sole expense of the Guarantors, each Guarantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) with respect to Government Contracts referred to in Section 5.4(b) or Section 5.12, assignment agreements and notices of assignment, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by any Guarantors party to

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such Government Contract in compliance with the Assignment of Claims Act (or analogous state Applicable Law) or (ii) all applications, certificates, instruments, registration statements and all other documents and papers the Administrative Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

ARTICLE VI

REMEDIAL PROVISIONS

SECTION 6.1 General Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Guarantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent may disclaim all warranties in connection with any sale or other disposition of the Collateral, including, without limitation, all warranties of title, possession, quiet enjoyment and the like. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold. Each Guarantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Guarantor’s premises or elsewhere. To the extent permitted by Applicable Law, each Guarantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages or demands result solely from the gross negligence or willful misconduct of the Administrative Agent or any other Secured Party, in each case against whom such claim is asserted. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

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SECTION 6.2 Specific Remedies.

(a) The Administrative Agent hereby authorizes each Guarantor to collect such Guarantor’s Accounts; provided that, the Administrative Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) the Administrative Agent may communicate with Account Debtors of any Account subject to a Security Interest and upon the request of the Administrative Agent, each Guarantor shall notify (such notice to be in form and substance satisfactory to the Administrative Agent) its Account Debtors and parties to the contracts to which such Guarantor is a party subject to a Security Interest that such Accounts and such material contracts have been assigned to the Administrative Agent, for the ratable benefit of the Secured Parties;

(ii) upon the request of the Administrative Agent, each Guarantor shall forward to the Administrative Agent, on the last Business Day of each week a statement showing the application of all payments on the Collateral during the previous week and a collection report with regard thereto, in form and substance satisfactory to the Administrative Agent;

(iii) upon the request of the Administrative Agent, whenever any Guarantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), subject to the terms of any Permitted Liens, such Guarantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into a cash collateral account at the Administrative Agent (the “Collateral Account”), and until such Guarantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account, such Guarantor shall hold such cash, money, checks or any other similar items of payment in trust for the Administrative Agent. All such Collateral and Proceeds of Collateral received by the Administrative Agent hereunder shall be held by the Administrative Agent in the Collateral Account as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.4;

(iv) the Administrative Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Investment Property, or Partnership/LLC Interests or other Proceeds paid in respect of any Investment Property, or Partnership/LLC Interests, and any or all of any Investment Property, or Partnership/LLC Interests may, at the option of the Administrative Agent and the Secured Parties, be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property, or any such Partnership/LLC Interests at any meeting of shareholders, partners or members of the relevant Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property, or Partnership/LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property,

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or Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or limited liability company structure of any Issuer or upon the exercise by any Guarantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, or Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Investment Property, or Partnership/LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; but the Administrative Agent shall have no duty to any Guarantor to exercise any such right, privilege or option and the Administrative Agent and the other Secured Parties shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Guarantor hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Investment Property and Partnership/LLC Interests to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Guarantor and each Guarantor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing and (ii) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Investment Property, or Partnership/LLC Interests directly to the Administrative Agent; and

(v) the Administrative Agent shall be entitled to (but shall not be required to): (A) proceed to perform any and all obligations of the applicable Guarantor under any contract to which the applicable Guarantor is party and exercise all rights of such Guarantor thereunder as fully as such Guarantor itself could, (B) do all other acts which the Administrative Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of any of the Credit Agreement, of the other Loan Documents or Applicable Law and (C) sell, assign or otherwise transfer any such contract in accordance with the Credit Agreement, the other Loan Documents and Applicable Law, subject, however, to the prior approval of each other party to such contract, to the extent required under such contract.

(c) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Guarantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b), each Guarantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Investment Property and any Partnership/LLC Interests to the extent permitted in the Credit Agreement and to exercise all voting and other corporate, company and partnership rights with respect to any Investment Property and Partnership/LLC Interests.

(d) If (i) an Event of Default shall have occurred and, by reason of waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, and (iii) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Guarantor, the Administrative

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Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to, or restore in, such Guarantor any such rights, title and interests as may have been assigned or granted to the Administrative Agent as aforesaid; provided, after giving effect to such reassignment, the Administrative Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Administrative Agent granted hereunder, shall continue to be in full force and effect.

SECTION 6.3 Registration Rights.

(a) If the Administrative Agent shall determine that in order to exercise its right to sell any or all of the Collateral it is necessary or advisable to have such Collateral registered under the provisions of the Securities Act (any such Collateral, the “Restricted Securities Collateral”), the relevant Guarantor will cause each applicable Issuer (and the officers and directors thereof) that is a Guarantor or a Subsidiary of a Guarantor to (i) execute and deliver all such instruments and documents and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register such Restricted Securities Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Restricted Securities Collateral, or that portion thereof to be sold and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Guarantor agrees to cause each applicable Issuer (and the officers and directors thereof) to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of the Securities Act.

(b) Each Guarantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Restricted Securities Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Guarantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Restricted Securities Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Guarantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Restricted Securities Collateral valid and binding and in compliance with any and all other

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Applicable Laws. Each Guarantor further agrees that a breach of any of the covenants contained in this Section 6.3 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.3 shall be specifically enforceable against such Guarantor, and such Guarantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

SECTION 6.4 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the Secured Obligations (after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements) in accordance with Section 10.4 of the Credit Agreement. Only after (i) the payment by the Administrative Agent of any other amount required by any provision of Applicable Law, including, without limitation, Section 9-610 and Section 9-615 of the UCC and (ii) the payment in full of the Secured Obligations and the termination of the Commitments, shall the Administrative Agent account for the surplus, if any, to any Guarantor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Guarantor).

SECTION 6.5 Waiver, Deficiency. Each Guarantor hereby waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. Each Guarantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.1 Appointment of Administrative Agent as Attorney-In-Fact.

(a) Each Guarantor hereby irrevocably constitutes and appoints each of the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Guarantor and in the name of such Guarantor or in its own name, for the purpose of carrying out the terms of this Agreement, effective upon the occurrence and during the continuance of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Guarantor hereby gives each of the Administrative Agent the power and right, on behalf of such Guarantor,

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without notice to or assent by such Guarantor, to do any or all of the following upon the occurrence and during the continuation of an Event of Default:

(i) in the name of such Guarantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or contract to which such Guarantor is party subject to a Security Interest or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account or such contract to which such Guarantor is party subject to a Security Interest or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and General Intangibles of such Guarantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Guarantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) license or assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent was the absolute owner thereof for all purposes, and do, at the Administrative Agent’s

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option and such Guarantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Security Interests of the Secured Parties therein and to effect the intent of this Agreement, all as fully and effectively as such Guarantor might do.

(b) If any Guarantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 7.1(a).

(c) The expenses of the Administrative Agent incurred in connection with actions taken pursuant to the terms of this Agreement, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans which are Revolving Credit Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Guarantor, shall be payable by such Guarantor to the Administrative Agent on demand.

(d) Each Guarantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 7.1(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

SECTION 7.2 Duty of Administrative Agent. The sole duty of Administrative Agent with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Guarantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the interests of the Administrative Agent and the other Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Guarantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.3 Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the

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Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 12.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address of the Parent set forth in Section 12.1 of the Credit Agreement.

SECTION 8.2 Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Section 12.2 of the Credit Agreement.

SECTION 8.3 Expenses, Indemnification, Waiver of Consequential Damages, etc.

(a) The Guarantors, jointly and severally, shall pay all out-of-pocket expenses incurred by the Administrative Agent and each other Secured Party to the extent any Credit Party would be required to do so pursuant to Section 12.3 of the Credit Agreement.

(b) The Guarantors, jointly and severally, shall pay and shall indemnify each Indemnitee (which for purposes of this Agreement shall include, without limitation, all Secured Parties) against Indemnified Taxes and Other Taxes to the extent any Credit Party would be required to do so pursuant to Section 5.11 of the Credit Agreement.

(c) The Guarantors, jointly and severally, shall indemnify each Indemnitee to the extent any Credit Party would be required to do so pursuant to Section 12.3 of the Credit Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by Applicable Law, each Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) No Indemnitee referred to in this Section 8.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

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(f) All amounts due under this Section 8.3 shall be payable promptly after demand therefor.

SECTION 8.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Secured Party and each of its respective Affiliates may, subject to the approval of the Administrative Agent, at any time and from time to time, to the fullest extent permitted by Applicable Law, set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of such Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set off) that such Secured Party or its respective Affiliates may have. Each Secured Party agrees to notify such Guarantor and the Administrative Agent promptly after any such set off and application; provided that the failure to give such notice shall not affect the validity of such set off and application.

SECTION 8.5 Governing Law; Jurisdiction; Venue; Service of Process.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York) without reference to the conflicts of law principles thereof.

(b) Submission to Jurisdiction. Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e) Appointment of the Parent as Agent for the Guarantors. Each Guarantor hereby irrevocably appoints and authorizes the Parent to act as its agent for service of process and notices required to be delivered under this Agreement or under the other Loan Documents, it being understood and agreed that receipt by the Parent of any summons, notice or other similar item shall be deemed effective receipt by each Guarantor and its Subsidiaries.

SECTION 8.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.7 Injunctive Relief.

(a) Each Guarantor recognizes that, in the event such Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Secured Parties. Therefore, each Guarantor agrees that the Administrative Agent and the other Secured Parties, at the option of the Administrative Agent and the other Secured Parties, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the other Secured Parties and each Guarantor hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute, whether such dispute is resolved through arbitration or judicially.

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SECTION 8.8 No Waiver By Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The enumeration of the rights and remedies of the Administrative Agent and the other Secured Parties set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the other Secured Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.

SECTION 8.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; except that no Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the other Lenders (except as otherwise provided by the Credit Agreement).

SECTION 8.10 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the other Secured Parties are entitled under the provisions of Section 8.3 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the other Secured Parties against events arising after such termination as well as before.

SECTION 8.11 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement.

SECTION 8.12 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

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SECTION 8.14 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of the Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the other Secured Parties in any other Loan Document shall not be deemed a conflict with this Agreement.

SECTION 8.15 Advice of Counsel; No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 8.16 Acknowledgements.

(a) Each Guarantor hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(ii) it has received a copy of the Credit Agreement and has reviewed and understands same;

(iii) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iv) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among the Guarantors and the Secured Parties.

(b) Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to the Administrative Agent as may be necessary to give full effect to the provisions of this Agreement.

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SECTION 8.17 Releases.

(a) Upon (a) the termination of the Revolving Credit Commitment, (b) payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (c) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made) and (d) termination of the Credit Agreement, the security interest and Liens granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Guarantors. Upon any such termination, the Administrative Agent shall, at the Guarantors’ request and expense, return all Collateral in the possession of the Administrative Agent and execute and deliver to the Guarantors, or otherwise authorize the filing of such documents as the Guarantors shall reasonably request in connection with such termination, including financing statement amendments to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Guarantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Guarantor, shall execute and deliver to such Guarantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. In the event that all the Capital Stock of any Guarantor that is a Subsidiary of the Parent shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request of the Parent and at the sole expense of the Guarantors, such Guarantor shall be released from its obligations hereunder; provided that the Parent shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and a description of the sale or other disposition in reasonable detail, together with a certification by the Parent stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

SECTION 8.18 Additional Guarantors. Each Subsidiary of the Parent that is required to become a party to this Agreement pursuant to Section 8.14 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8.19 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Administrative Agent and any Persons designated by the Administrative Agent or any other Secured Party pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Secured Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 8.20 Secured Parties. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit

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Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Affiliates shall be entitled to all the rights, benefits and immunities conferred under Article XI of the Credit Agreement.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

COEUR D’ALENE MINES CORPORATION, an Idaho corporation, as Guarantor

By:
Name:

Title:

COEUR ALASKA, INC., a Delaware corporation, as Guarantor and Issuer

By:
Name:

Title:

COEUR ROCHESTER, INC., a Delaware corporation, as Guarantor and Issuer

By:
Name:

Title:

COEUR SOUTH AMERICA CORP., a Delaware corporation, as Guarantor and Issuer

By:
Name:

Title:

[Signature Pages Continue]

COEUR EXPLORATIONS, INC., an Idaho corporation, as Guarantor and Issuer

By:
Name:

Title:

[Signature Pages Continue]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

EXHIBIT J

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of [                ], 2012 (this “Agreement”), by Ocampo Resources, Inc., a Nevada corporation (“Ocampo Resources”), and Ocampo Services, Inc., a Nevada corporation, (“Ocampo Services” and, together with Ocampo Resources, the “Pledgors” and each, a “Pledgor”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), for the ratable benefit of the Secured Parties (as defined in the Credit Agreement identified below).

R E C I T A L S

A. Pursuant to the Credit Agreement dated as of the date hereof by and among Coeur D’Alene Mines Corporation, an Idaho corporation, Coeur Alaska, Inc., a Delaware corporation (“Coeur Alaska”), Coeur Rochester, Inc., a Delaware corporation (together with Coeur Alaska, the “Borrowers”), the Lenders from time to time party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein.

B. Ocampo Services owns 98.79% of the equity interests in Coeur Mexicana S.A. de C.V., a company organized under the laws of Mexico (“Coeur Mexicana”) and Ocampo Resources owns 1.21% of the equity interests in Coeur Mexicana.

C. Each Pledgor will be benefited by the Credit Agreement.

D. Pursuant to the terms of the Credit Agreement, each Pledgor is required to grant a first lien on and otherwise pledge to the Administrative Agent all of each such Pledgor’s rights, titles and interests in, to and under the Collateral (as defined below) as collateral security for the obligations of the Credit Parties with respect to the Credit Agreement.

A G R E E M E N T

NOW THEREFORE, to induce the Administrative Agent to enter into the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, each Pledgor hereby covenants and agrees as follows:

1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

“Collateral” shall have the meaning ascribed to it in Section 2.1.

“Distributions” means all dividends, distributions interest, liquidation, redemption or retirement proceeds and any other payments, in each case, to which a Pledgor is entitled with respect to partnership, membership, equity, capital stock, ownership and/or other equity interests of Coeur Mexicana, whether or not received by or otherwise distributed to a Pledgor.

“Event of Default” means, for purposes of this Agreement, that an “Event of Default” under the Credit Agreement shall have occurred and be continuing.

“Interests” means the partnership, membership, equity, capital stock, ownership and/or other equity interests now or hereafter owned by the Pledgors in Coeur Mexicana, and including all of each Pledgor’s right, title and interest in and to: (i) any and all now existing and hereafter acquired partnership, membership, equity, capital stock, ownership and/or other equity interests of a Pledgor in Coeur Mexicana, whether in capital, profits or otherwise; (ii) any and all now existing and hereafter arising rights of a Pledgor to receive Distributions from Coeur Mexicana, whether in cash or in kind; (iii) any and all now existing and hereafter acquired management and voting rights of a Pledgor of, in, or with respect to Coeur Mexicana, whether as an owner of a partnership, membership, equity or ownership interest of Coeur Mexicana or otherwise, and whether provided for under the Operating Agreements and/or applicable law, and all other rights of and benefits to a Pledgor of any nature arising or accruing under the Operating Agreements; (iv) all rights of a Pledgor to cause an assignee to be substituted in Coeur Mexicana as a member in the place and stead of a Pledgor; (v) all rights, remedies, powers, privileges, security interest, Liens and claims of a Pledgor for damages arising out of or for breach of or default under the Operating Agreements; (vi) all rights of a Pledgor to access the books and records of Coeur Mexicana; (vii) all rights of a Pledgor to terminate the Operating Agreements, to perform thereunder, to compel performance and otherwise to exercise all remedies thereunder; (viii) all rights of a Pledgor to acquire the rights or interest of any other member in Coeur Mexicana and (ix) all Proceeds of the foregoing.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Operating Agreements” means the bylaws and articles of organization or other organizational and formation documents and all other agreements, certificates and other documents which govern the existence, operation and ownership of Coeur Mexicana, as the same are in effect as of the date hereof and as the same hereafter may be amended from time to time in accordance with this Agreement.

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“Proceeds” means, collectively, (i) all “proceeds” (as such term is defined in Section 9-102 of the UCC) with respect to any of the Interests, (ii) whatever is receivable or received when any of the Interests are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto and also includes all interest, dividends and other property receivable or received on account of any of the Collateral or proceeds thereof, and in any event, shall include all Distributions or other income from any of the Interests, all collections thereon or all Distributions with respect thereto, and (iii) all proceeds, products, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the Interests.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

2. Pledge of Collateral.

2.1 As security for the due and punctual payment and performance of all of the Secured Obligations, each Pledgor hereby grants to the Administrative Agent a continuing first priority Lien on and security interest in and to a percentage (which percentage shall be the same for each Pledgor) of the right, title and interest in the Interests of Coeur Mexicana owned by such Pledgor such that the aggregate Interests in Coeur Mexicana subject to such Lien equals the lesser of (i) sixty-five percent (65%) of the total outstanding voting Interests of Coeur Mexicana and one hundred percent (100%) of the non voting Interests of Coeur Mexicana and (ii) 100% of all of the Interests of Coeur Mexicana owned by the Pledgors, in each case, as such Interests may be increased from time to time pursuant to Section 2.2(f), and all Proceeds (the “Collateral”). Each Pledgor shall concurrently deliver or cause to be delivered to the Administrative Agent all certificates or instruments evidencing the Collateral, together with duly executed stock powers or other appropriate endorsements.

2.2 The Collateral shall be held and disposed of by the Administrative Agent in accordance with the following provisions:

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise, in addition to its other rights and remedies hereunder, or under the Credit Agreement, all rights and remedies of a secured party under the UCC with respect to the Collateral as in effect at the time and otherwise available by action or actions at law or in equity, including, without limitation:

(i) to sell, assign and effectively transfer the Collateral either at public or private sale, at the option of the Administrative Agent, without recourse to judicial proceedings and without either demand, appraisement, advertisement or notice (except such notice as is expressly provided herein) of any kind, all of which are expressly waived;

(ii) to proceed by way of appropriate judicial proceedings to have the Collateral sold at judicial sale, with or without appraisement; or

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(iii) to pursue any other available legal remedy; and, out of the Proceeds of the sale of the Collateral, the Administrative Agent shall be entitled to receive, by preference and priority over all Persons whatsoever, the full remaining and unpaid balance of the Secured Obligations, together with all interest, costs, reasonable attorneys’ fees and other charges.

(b) Without limiting the provisions of Section 2.2(a), upon the occurrence and during the continuation of an Event of Default, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except for any notice required by law or as expressly provided herein) to or upon a Pledgor, Coeur Mexicana, or any other Person (all and each of which other demands, defenses, advertisements and notices are hereby waived as further described below), the Administrative Agent and/or its nominee(s) or designee(s) may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), upon such terms and conditions as the Administrative Agent may deem advisable and at such prices as the Administrative Agent may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent and/or such nominee(s) or designee(s) shall have the right upon any public sale or sales, and, to the extent permitted by law, upon any private sale or sales, to purchase the Collateral so sold, free of any right or equity of redemption of a Pledgor, which right or equity each Pledgor hereby waives and/or releases to the extent permitted by Applicable Law. The Administrative Agent shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale in accordance with the Credit Agreement. The Administrative Agent may be the purchaser(s) of any or all of the Collateral at any such sale and the Administrative Agent shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of a Pledgor, and each Pledgor hereby waives (to the extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which it now has or may have at any time in the future have under any rule of law or statute now existing or thereafter enacted. Notwithstanding anything to the contrary contained in this Agreement, the parties have agreed that (A) before the Administrative Agent has consummated any sale or other disposition of the Collateral, it shall have provided written notice to each Pledgor (concurrently with or following any Event of Default) of its intent to do so not less than 10 days prior to such sale or disposition, and (B) such 10 day period shall be deemed a commercially reasonable notice period under all circumstances. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcing the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. In connection with any sale of the Collateral, the Administrative Agent may

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specifically disclaim any warranties of title or the like, and such disclaimer shall not be considered to adversely affect the commercial reasonableness of such sale. If the Administrative Agent sells any of the Collateral on credit, the applicable Pledgor will be credited only with payments actually made by the purchaser(s) of such Collateral which are received by the Administrative Agent and applied to the Secured Obligations. In the event a purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the applicable Pledgor shall be credited with the proceeds of the sale.

(c) In addition to the remedies described in Sections 2.2(a) and 2.2(b) above, upon the occurrence and during the continuance of any Event of Default, (i) the Administrative Agent and/or its nominee(s) or designee(s) shall have the right to receive any and all Distributions or other payments paid with respect to the Collateral, and make application thereof in accordance with this Agreement (and any dividends and other payments received in trust by a Pledgor for the benefit of the Administrative Agent shall be segregated from the other funds of such Pledgor), and (ii) at the Administrative Agent’s election, all Collateral shall be transferred to the Administrative Agent and/or one or more nominee(s) or designee(s) thereof, and the Administrative Agent and/or such nominee(s) or designee(s) may in the name of such Pledgor or in the Administrative Agent’s and/or such nominee(s)’ or designee(s)’ own name, collect all payments and assets due such Pledgor pursuant to the Collateral and/or the applicable Operating Agreements, and the Administrative Agent and/or such nominee(s) or designee(s) may thereafter exercise (x) all voting and other rights pertaining to the Collateral, as applicable, to the extent permitted by law, and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Collateral as if they were the absolute owners thereof (including the right to exchange at their discretion any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other change in the entity structure of Coeur Mexicana), or upon the exercise by a Pledgor or the Administrative Agent and/or such nominee(s) or designee(s) of any right, privilege or option pertaining to such Collateral, and, in connection therewith, the right to deposit and deliver evidences of the Collateral with any committee, depository, transfer agent, registrar or other designated agency (upon such terms and conditions as they may determine), all without liability except to account for property actually received by them, but neither the Administrative Agent nor any such nominee or designee shall have any duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. Further, unless and until the Administrative Agent and/or such nominee(s) or designee(s) succeed to actual ownership thereof, pursuant to the exercise of the Administrative Agent’s remedies described in Sections 2.2(a) and 2.2(b) above, neither the Administrative Agent nor any such nominee or designee shall be obligated to perform or discharge any obligation, duty or liability in connection with the Collateral. The rights of the Administrative Agent hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent of any other right or remedy against any Pledgor or any guarantor, if any, of the Credit Agreement, or against any other person or entity which may be or become liable in respect of all or any part of the Secured Obligations or against any other collateral security therefor, guarantee thereof or right of offset with respect thereto. Neither the Administrative Agent nor any such nominee or designee shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall they be under any obligation to sell or otherwise dispose of any Collateral upon the request of a Pledgor or any other person or entity or to take any other action whatsoever with regard to the Collateral or any part thereof, unless such actions are required by Applicable Law.

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(d) Effective upon the occurrence and during the continuance of any Event of Default, the Administrative Agent is hereby authorized to and shall apply the net proceeds of such sale of, or other realization upon, any or all of the Collateral, after first deducting the costs and expenses of sale, including reasonable attorneys’ fees and reasonable costs of the Administrative Agent and its agents, to the payment of the Secured Obligations in accordance with Section 10.4 of the Credit Agreement, it being understood that this Agreement shall remain in full force and effect and the Administrative Agent shall retain all rights hereunder, until the date on which all of the Secured Obligations have been satisfied in full, after deducting all such costs and expenses. If, after any sale of the Collateral pursuant to this Section 2.2, there shall be a balance remaining after the payment of all of the items described above, such balance shall be paid to persons or entities entitled by law to receive such balance to allocate among themselves, without any liability resulting from the allocation thereof on the part of the Administrative Agent.

(e) Following the occurrence and during the continuance of an Event of Default, in addition to any other remedies available to the Administrative Agent hereunder and without imposing upon the Administrative Agent any duty to do so, the Administrative Agent may, in its sole and absolute discretion, pay, purchase, contest or compromise any encumbrance, charge or Lien which is prior or superior to its security interest in the Collateral and pay all expenses incurred in connection therewith (any payment or expense so incurred shall be deemed Secured Obligations and shall be immediately due and payable and secured hereby), all of which shall be deemed authorized by each Pledgor.

(f) In the event that a Pledgor purchases or otherwise acquires or obtains any additional Interests in Coeur Mexicana or any rights, options, subscriptions or warrants to acquire such Interests (subject to the limitation set forth in Section 2.1), all such Interests, options, rights, subscriptions or warrants shall automatically be deemed to be included as part of the Interests for purposes of the definition of Collateral. If any such Interests are to be evidenced by a certificate, any such additional certificates shall be promptly delivered to the Administrative Agent, together with assignments related thereto, or other instruments appropriate to transfer a certificate representing any Interests, duly executed in blank. Such Pledgor shall deliver to the Administrative Agent all subscriptions, warrants, options and all such other rights, and upon the delivery to the Administrative Agent, the Administrative Agent shall hold such subscriptions, warrants, options and other rights as additional collateral pledged to secure the Secured Obligations; provided, however, that if the Administrative Agent determines, in its sole discretion, that the value of any such subscriptions, warrants, options or other rights shall terminate, expire or be materially reduced in value by holding the same as Collateral, the Administrative Agent shall have the right (but not the obligation), in its sole discretion, to sell or exercise the same, and if exercised, then the monies disbursed by the Administrative Agent in connection therewith shall become part of the Secured Obligations and all the stock, securities, evidences of indebtedness and other items so acquired shall be titled in the name of the applicable Pledgor and shall become part of the Collateral.

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(g) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, and (iii) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Pledgor, the Administrative Agent shall promptly execute and deliver to such Pledgor, at such Pledgor’s sole cost and expense, such assignments or other transfers as may be necessary to reassign to, or restore in, such Guarantor any such rights, title and interests as may have been assigned or granted to the Administrative Agent as aforesaid; provided, after giving effect to such reassignment, the Administrative Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Administrative Agent granted hereunder, shall continue to be in full force and effect.

(h) Each Pledgor hereby expressly agrees and acknowledges that the Interests are not of a type customarily sold on a recognized market and the Administrative Agent may be unable to effect a public sale of any or all of the Interests by reason of certain laws, including the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable laws or regulations, including the laws of Mexico. Moreover, each Pledgor expressly agrees and acknowledges that there may be legal restrictions or limitations affecting the Administrative Agent in any attempts to dispose of certain portions of the Collateral in the enforcement of its rights and remedies hereunder. For these reasons, and without limiting the generality of the other provisions of this Agreement, the Administrative Agent is hereby authorized by each Pledgor, but not obligated, in the event of an Event of Default giving rise to the Administrative Agent’s rights to sell or otherwise dispose of the Collateral, and after the giving of any notices required herein, to sell all or any part of the Collateral at private sale, subject to an investment letter or in any other manner which will not require the Collateral, or any part thereof, to be registered in accordance with the Securities Act, or other applicable rules and regulations promulgated thereunder, or any other law or regulation, at the best price reasonably obtainable by the Administrative Agent at any such private sale or other disposition in the manner mentioned above, and each Pledgor specifically acknowledges that any such disposition shall be commercially reasonable under the UCC, even though any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions, and agrees that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for sale as a registered security under the Securities Act or under applicable state securities laws, even if such issuer would, or should agree to, so register it. The Administrative Agent is also hereby authorized by each Pledgor, but not obligated, to take such actions, give such notices, obtain such consents, and do such other things as the Administrative Agent may deem required or appropriate in the event of a sale or disposition of any of the Collateral. If the Administrative Agent determines to exercise its right to sell any or all of the Collateral, upon written request, each Pledgor shall and shall cause Coeur Mexicana to furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number of shares and other instruments included in the Collateral which may be sold by the Administrative Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission or any other applicable exchange thereunder, as the same are from time to time in effect. Each Pledgor clearly understands that the Administrative Agent may at its discretion approach a restricted number of potential

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purchasers and that a sale under such circumstances may yield a lower price for the Collateral, or any part or parts thereof, than would otherwise be obtainable if same were registered and sold in the open market. Each Pledgor agrees: (i) in the event the Administrative Agent shall, upon an Event of Default, sell the Collateral, or any portion thereof, at such private sale or sales, the Administrative Agent shall have the right to rely upon the advice and opinion of any member firm of a national securities exchange as to the best price reasonably obtainable upon such private sale thereof; and (ii) that such reliance shall be conclusive evidence that the Administrative Agent handled such matter in a commercially reasonable manner under the UCC.

(i) The Secured Obligations of each Pledgor under or in respect of this Agreement are independent of any Secured Obligations of the Borrowers or any other Credit Party under or in respect of the Credit Agreement, and a separate action or actions may be brought and prosecuted against each Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrowers, any other Credit Party or the other Pledgor or whether the Borrowers, any other Credit Party or the other Pledgor are joined in any such action or actions. The liability of each Pledgor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and, to the maximum extent permitted under law, each Pledgor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to the foregoing or any or all of the following (in each case, subject to Section 6.17): (i) any lack of validity or enforceability of the Credit Agreement or any agreement or instrument relating thereto or any release or impairment of any collateral or lack of validity or perfection thereof or any guaranty or other credit support for the Secured Obligations; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, including, without limitation, any increase in the Secured Obligations; (iii) any defense, set-off or counterclaim (other than a defense of payment in full) which may at any time be available to or be asserted by the Borrowers, any other Pledgor or any other Person against the Administrative Agent or any other Secured Party; (iv) the insolvency of any Pledgor or other Credit Party; and (v) any other circumstance relating to any Secured Obligations which might otherwise constitute a legal or equitable discharge of or defense of a Pledgor or surety, other than payment in full in cash.

(j) This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded, disgorged or must otherwise be returned by the Administrative Agent or any other Person upon the insolvency, bankruptcy or reorganization of either Borrower, any other Credit Party, or the other Pledgor or otherwise.

(k) Each Pledgor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Secured Obligations and any requirement that the Administrative Agent take any action against either Borrower, any other Credit Party, the other Pledgor or any other Person. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Pledgor, the Administrative Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against a

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Borrower, any Pledgor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from a Borrower, any other Pledgor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of a Borrower, any other Pledgor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Pledgor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(l) Each Pledgor acknowledges that it will receive substantial direct and indirect benefits from the arrangements contemplated by the Credit Agreement and that the waivers set forth herein are knowingly made in contemplation of such benefits. If any Pledgor shall be entitled to subrogation as a result of the pledge hereunder or any enforcement against any Collateral, then each such Pledgor hereby agrees that such subrogation shall be subordinated to and shall not be enforceable until, the prior payment in full in cash of all Secured Obligations.

(m) The Pledgors shall obtain an acknowledgment and consent from Coeur Mexicana with respect to the pledge of its Interests as contemplated hereby, substantially in the form attached hereto as Exhibit A.

3. Representations and Warranties of Pledgors. Each Pledgor hereby represents and warrants and agrees that:

3.1 Ocampo Services is the record and beneficial owner of 98.79% of the equity interests in Coeur Mexicana as of the date hereof. Ocampo Resources is the record and beneficial owner of 1.21% of the equity interests in Coeur Mexicana as of the date hereof. Together, the interests of Ocampo Resources and Ocampo Services represent 100% of the outstanding partnership, membership, equity, capital stock, ownership or other equity interests in Coeur Mexicana.

3.2 The execution, delivery and performance of this Agreement by such Pledgor, and the exercise of any rights of the Administrative Agent under this Agreement, will not cause a violation of or a default under the Operating Agreements of Coeur Mexicana, except where such violation or default could not reasonably be expected to have a Material Adverse Effect.

3.3 All material consents required for each Pledgor to execute, deliver and perform under this Agreement have been obtained, other than any such consents for which the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Such Pledgor consents to the grant by the other Pledgor of a security interest in all Collateral to the Administrative Agent and, without limiting the foregoing, consents to the transfer of any Collateral to the Administrative Agent or its nominee following exercise of remedies after the occurrence and during the continuance of an Event of Default and

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to the substitution of the Administrative Agent or its nominee as a partner under the Operating Agreements following the exercise of remedies after the occurrence and during the continuance of an Event of Default with all the rights and powers related thereto.

4. Voting Rights; Distributions. So long as no Event of Default shall have occurred and be continuing: (a) each Pledgor shall be permitted to exercise all voting and other rights with respect to the Collateral; and (b) each Pledgor shall be entitled to make and receive Distributions paid in respect of the Collateral.

5. Power of Attorney. Each Pledgor hereby irrevocably appoints and instructs the Administrative Agent (and its nominees and designees) as its attorney-in-fact to take any and all actions necessary and proper, upon notice to each Pledgor, or to carry out the intent of this Agreement and to perfect and protect the lien, pledge, assignment and security interest of the Administrative Agent created hereunder, provided, however, that the Administrative Agent shall not exercise such grant except after the occurrence and during the continuance of an Event of Default. Each Pledgor hereby ratifies, approves and confirms all actions taken by the Administrative Agent and its agents and attorneys-in-fact pursuant to this Section 5. Neither the Administrative Agent, nor any said agent or attorney-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law with respect to its dealings with the Collateral, except for acts constituting gross negligence or willful misconduct. This power of attorney, being coupled with an interest, is irrevocable until the date this Agreement is terminated pursuant to Section 6.17. Without limiting the foregoing, if a Pledgor fails to perform any agreement or obligation contained herein, the Administrative Agent may itself perform, or cause performance of, where necessary or advisable in the name or on behalf of such Pledgor, and at the expense of such Pledgor, as applicable.

6. Miscellaneous

6.1 Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 12.1 of the Credit Agreement; provided that notices and communications to the Pledgors shall be directed to the Pledgors, at the address of the Parent set forth in Section 12.1 of the Credit Agreement.

6.2 Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Section 12.2 of the Credit Agreement.

6.3 No Assumption of Obligations; No Liability. The Administrative Agent shall neither assume any of the obligations of a Pledgor, including, without limitation, any claims that may arise or exist under or in connection with the Operating Agreements, nor shall the Administrative Agent be deemed to be a member or partner, as the case may be, of Coeur Mexicana. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of a Pledgor or otherwise.

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6.4 Governing Law; Jurisdiction; Venue; Service of Process.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York) without reference to the conflicts of law principles thereof.

(b) Submission to Jurisdiction. Each Pledgor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against either Pledgor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Pledgor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e) Appointment of the Parent as Agent for the Pledgors. Each Pledgor hereby irrevocably appoints and authorizes the Parent to act as its agent for service of process and notices required to be delivered under this Agreement or under the other Loan Documents, it being understood and agreed that receipt by the Parent of any summons, notice or other similar item shall be deemed effective receipt by each Pledgor.

6.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

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REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.6 Injunctive Relief.

(a) Each Pledgor recognizes that, in the event such Pledgor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Secured Parties. Therefore, each Pledgor agrees that the Administrative Agent and the other Secured Parties, at the option of the Administrative Agent and the other Secured Parties, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the other Secured Parties and each Pledgor hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute, whether such dispute is resolved through arbitration or judicially.

6.7 No Waiver By Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 6.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The enumeration of the rights and remedies of the Administrative Agent and the other Secured Parties set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the other Secured Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.

6.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; except that no Pledgor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the other Lenders (except as otherwise provided in the Credit Agreement).

12

6.9 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement.

6.10 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

6.11 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

6.12 Integration. This Agreement comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

6.13 Advice of Counsel; No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

6.14 Acknowledgements.

(a) Each Pledgor hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement to which it is a party;

(ii) it has received a copy of the Credit Agreement and has reviewed and understands same;

(iii) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of a pledgor and creditor; and

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(iv) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among the Pledgors and the Secured Parties.

6.15 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Administrative Agent and any Persons designated by the Administrative Agent or any other Secured Party pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Secured Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

6.16 Secured Parties. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Affiliates shall be entitled to all the rights, benefits and immunities conferred under Article XI of the Credit Agreement.

6.17 Termination. Upon (a) the termination of the Revolving Credit Commitment, (b) payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (c) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made) and (d) termination of the Credit Agreement, the security interest and Liens granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Pledgors. Upon any such termination, the Administrative Agent shall, at the Pledgors’ request and expense, return all Collateral in the possession of the Administrative Agent and execute and deliver to the Pledgors, or otherwise authorize the filing of such documents as the Pledgors shall reasonably request in connection with such termination, including financing statement amendments to evidence such termination.

[Signature page follows]

14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

PLEDGORS:

Ocampo Resources, Inc., a Nevada corporation

By:
Name:
Title:

Ocampo Services, Inc., a Nevada corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:

Wells Fargo Bank, National Association.

By:
Name:
Title:

EXECUTION VERSION

SCHEDULE 1.1

Lenders

Wells Fargo Bank, National Association

Barclays Bank PLC

Union Bank, N.A.

SCHEDULE 6.2

Mortgaged Property

Property Description	State	County/Recording District	Owner
Kensington Mine	Alaska	Juneau	Coeur Alaska, Inc.
Rochester Mine	Nevada	Pershing	Coeur Rochester, Inc.

2

SCHEDULE 7.1

Jurisdictions of Organization and Qualification

Credit Party or Subsidiary	Jurisdiction of Organization	Other Jurisdictions of Qualification
Coeur d’Alene Mines Corporation	Idaho
Coeur Explorations, Inc.	Idaho	Nevada
Coeur Alaska, Inc.	Delaware	Alaska
Coeur Rochester, Inc.	Delaware	Nevada, Idaho
Coeur South America Corp.	Delaware	Chile
Coeur Sub One, Inc.	Delaware
Coeur Sub Two, Inc.	Delaware
Coeur New Zealand, Inc.	Delaware	Idaho
Ocampo Resources, Inc.	Nevada
Ocampo Services, Inc.	Nevada
Mexco Holdings, LLC	Nevada
Mexco Resources, LLC	Nevada
Callahan Mining Corporation	Arizona	Idaho, Michigan
Coeur d’Alene Mines Australia Pty Ltd.	Australia
Bolnisi Gold Pty Ltd.	Australia
Fairview Gold Pty Ltd.	Australia
CDE Australia Pty Ltd	Australia
Servicios Administrativos Palmarejo, S.A. de C.V.	Mexico
CDE Mexico, S.A. de C.V.	Mexico
Coeur Mexicana, S.A. de C.V.	Mexico
Palmarejo Silver and Gold ULC	Canada
Coeur Tanzania Limited	Tanzania
CDE Tanzania Limited	Tanzania
Empresa Minera Manquiri S.A.	Bolivia
Coeur Argentina, S.R.L	Argentina
Coeur Gold New Zealand, Ltd.	New Zealand
Golden Cross Joint Venture	New Zealand

SCHEDULE 7.2

Subsidiaries and Capitalization

Credit Party or Subsidiary	Authorized Capital Stock	Outstanding Capital Stock and Holder(s)	Other Outstanding Options, Warrants, Etc. and Holder(s)

Coeur d’Alene Mines Corporation	150,000,000 Common shares 10,000,000 Preferred shares	See Attachment A	See Attachment B

Coeur Explorations, Inc.	2,500 Common shares	2,500 shares (Coeur d’Alene Mines Corporation)	None.

Coeur Alaska, Inc.	1,000 shares	100 Common shares (Coeur d’Alene Mines Corporation)	None.

Coeur Rochester, Inc.	60,000,000 Common shares	1,000 Common shares (Coeur d’Alene Mines Corporation)	None.

Coeur South America Corp.	100,000 Common shares	10,000 Common shares (Coeur d’Alene Mines Corporation)	None.

Coeur Sub One, Inc.	100 Common shares	100 Common shares (Coeur d’Alene Mines Corporation)	None.

Coeur Sub Two, Inc.	100 Common shares 1 Preferred share	100 Common shares (Coeur d’Alene Mines Corporation) 1 Preferred share (Coeur South America Corp.)	None.

Coeur New Zealand, Inc.	100 Common shares	100 Common shares (Callahan Mining Corporation)	None.

Ocampo Resources, Inc.	1,000 Common shares (Coeur Sub Two, Inc.) 10 Series A Preferred shares	1,000 Common shares (Coeur Sub Two, Inc.) 10 Series A Preferred shares (Palmarejo Silver and Gold ULC)	None.

Ocampo Services, Inc.	1,000 Common shares 10 Series A Preferred shares	1,000 Common shares (Coeur Sub Two, Inc.) 10 Series A Preferred shares (Palmarejo Silver and Gold ULC)	None.

Mexco Holdings, LLC	LLC Interest	All LLC Interest held by Fairview Gold Pty Ltd	None.

Mexco Resources, LLC	LLC Interest	All LLC Interest held by Fairview Gold Pty Ltd	None.

Callahan Mining Corporation	1,000 Common shares	1,000 Common shares (Coeur d’Alene Mines Corporation)	None.

Coeur d’Alene Mines Australia Pty Ltd.	2 ordinary shares	2 ordinary shares (Coeur Sub Two, Inc.)	None.

Credit Party or Subsidiary	Authorized Capital Stock	Outstanding Capital Stock and Holder(s)	Other Outstanding Options, Warrants, Etc. and Holder(s)

Bolnisi Gold Pty Ltd.	285,542,321 ordinary shares	285,542,321 ordinary shares (Coeur d’Alene Mines Australia Pty Ltd.)	None.

Fairview Gold Pty Ltd.	563,421 ordinary shares	563,421 ordinary shares (Bolnisi Gold Pty Ltd.)	None.

CDE Australia Pty Ltd	1,275,285 ordinary shares 16,675,120 redeemable preference shares	1,275,285 ordinary shares (Coeur d’Alene Mines Corporation) 16,675,120 redeemable preference shares (Coeur d’Alene Mines Corporation)	None.

Servicios Administrativos Palmarejo, S.A. de C.V.	50 Series A shares	25 Series A shares (Mexco Holdings, LLC) 25 Series A shares (Mexco Resources, LLC)	None.

CDE Mexico, S.A. de C.V.	500 Series B shares	499 Series B shares (Coeur Explorations, Inc.) 1 Series B share (Coeur d’Alene Mines Corporation)	None.

Coeur Mexicana, S.A. de C.V.	1,494,210 Series A shares	1,476,189 Series A shares (Ocampo Services, Inc.) 18,021 Series A shares (Ocampo Resources, Inc.)	None.

Palmarejo Silver and Gold ULC	Unlimited Common shares	94,335,238 Common shares (Fairview Gold Pty Ltd)	None.

Coeur Tanzania Limited	25,000,000 ordinary shares	2 shares (Coeur d’Alene Mines Corporation)	None.

CDE Tanzania Limited	25,000,000 ordinary shares	2 shares (Coeur Tanzania Limited)	None.

Empresa Minera Manquiri S.A.	12,422 Acciones	12,397 Acciones (Coeur d’Alene Mines Corporation) 24 Acciones. (Coeur Explorations, Inc.) 1 Acciones (Coeur South America Corporation)	None.

Coeur Argentina, S.R.L	4,872,640 quotas	4,812,000 quotas (Coeur d’Alene Mines Corporation) 60,640 quotas (Coeur South America Corp.)	None.

Coeur Gold New Zealand, Ltd.	4,690,000 shares	4,690,000 Shares (Coeur New Zealand, Inc.)	None.

Golden Cross Joint Venture	100% Participating Interest	80% (Coeur Gold New Zealand, Ltd.) 20% (Viking Mining Company Limited)	None.

5

SCHEDULE 7.3

Organizational Structure

See attached.

SCHEDULE 7.12

ERISA Plans

None.

SCHEDULE 7.15

Labor and Collective Bargaining Agreements

A.	Agreements

1.	Argentina Labor Agreement, dated as of July 1, 2011, between Empresa Coeur Argentina, S.R.L. and Associacion Obrera Minera Argentina.

2.	Bolivia Labor Agreement, dated as of July 30, 2010, between Empresa Minera Manquiri S.A. and Sindicato de la Empresa Minera Manquiri.

B.	Pending, threatened or contemplated strikes, work stoppages or other collective labor disputes

1.	Recent employee disruptions at the Palmarejo mine, as disclosed in writing to the Administrative Agent.

SCHEDULE 7.20

Real Property

A.	Owned, Leased or Subleased Real Property

Description	Location	Owner

Palmarejo Mine	Chihuahua, Mexico	Coeur Mexicana, S.A. de C.V.

Yecora and La Guitarra properties related to explorations	Chihuahua, Mexico	Coeur Mexicana, S.A. de C.V.

San Bartolome Mine	Tomas Frias Province, Bolivia	Empresa Minera Manquiri S.A.

Kensington Mine	Juneau Recording District, Alaska	Coeur Alaska, Inc.

Rochester Mine	Pershing County, Nevada	Coeur Rochester, Inc.

Martha Mine	Santa Cruz Province, Argentina	Coeur Argentina, S.R.L.

Endeavor Mine – certain interests in silver production and reserves	New South Wales, Australia	CDE Australia Pty. Ltd.

Certain discovery claims and exploitation concessions related to exploration.	Santa Cruz Province, Argentina	Coeur Argentina, S.R.L.

Inactive real property	Shoshone County, Idaho Kootenai County, Idaho	Coeur d’Alene Mines Corporation

Corporate Offices	Kootenai County, Idaho	Coeur d’Alene Mines Corporation

Mining concessions related to explorations	Nor Chichas Province, Bolivia	Empresa Minera Manquiri S.A.

B. Exceptions

1.	Certain unpatented mining claims located in the State of Nevada, which are the subject of Coeur Rochester, Inc. vs. Rye Patch Gold US Inc. et al. and related litigation.

2.	Certain leased unpatented mining claims by and between (i) Coeur Explorations, Inc. and Ruddock Resources, Inc.; and (ii) Coeur Rochester, Inc. and Sun Coke Energy, Inc., located in the State of Nevada, which may be affected by the outcome of Coeur Rochester, Inc. vs. Rye Patch Gold US Inc. et al. and related litigation.

3.	Litigation related to disputed ownership of a certain mining concession known as “La Estrella,” located in the Municipality of Chinipas, Chihuahua, Mexico, which is the subject of Corporación Amermin, S.A. de C.V. vs. Coeur Mexicana, S.A. de C.V., et al.

SCHEDULE 7.23

Litigation

1.	Coeur Rochester, Inc. vs. Rye Patch Gold US Inc. et al. and other litigation related to certain unpatented mining claims located in the State of Nevada.

2.	Great Basin Resource Watch, IBLA No. 2011-60, a pending administrative appeal in the U.S. Department of the Interior Board of Land Appeals brought by an environmental group, challenging the U.S. Bureau of Land Management approval of certain Coeur Rochester, Inc. operations on federal lands at the Rochester Mine site.

3.	Litigation related to disputed ownership of a certain mining concession known as “La Estrella,” located in the Municipality of Chinipas, Chihuahua, Mexico, which is the subject of Corporación Amermin, S.A. de C.V. vs. Coeur Mexicana, S.A. de C.V., et al.

SCHEDULE 9.1

Existing Indebtedness

1.	Indebtedness incurred pursuant to the Amended and Restated Promissory Note, dated as of May 14, 2008, between Coeur d’Alene Mines Australia Pty Ltd., as payor, and Coeur Sub Two, Inc., as payee, in an initial principal amount of $300,000,000.00.

2.	Indebtedness incurred pursuant to the Promissory Note, dated December 31, 2008, between Coeur Mexicana, S.A., de C.V., as payor, and Coeur Sub Two, Inc., as payee, in an initial principal amount of $211,280,697.30.

3.	Indebtedness incurred pursuant to the Loan Agreement for the Financing of Exports, dated June 6, 2007, between Coeur d’Alene Mines Corporation, as lender, and Empresa Minera Manquiri S.A., as borrower, providing for a line of credit to the borrower in the initial principal amount of $225,000,000.00.

4.	Indebtedness incurred pursuant to the Pre-Export Financing Facility Agreement, dated January 16, 2012, between Coeur d’Alene Mines Corporation, as lender, and Coeur Argentina S.R.L., as borrower, providing for a line of credit to the borrower in the initial principal amount of $12,000,000.00.

5.	Indebtedness incurred pursuant to the Master Purchase Contract & Bill of Sale, between Coeur Alaska, Inc. and Auramet Trading, LLC.

6.	Net Indebtedness outstanding as of the Closing Date under those certain foreign currency hedging transactions by and between the Coeur d’Alene Mines Corporation and Wells Fargo Bank, N.A.

7.	Obligations incurred pursuant to the Financial Support Letter Agreement, dated May 30, 2012, between Coeur d’Alene Mines Corporation and Fairview Gold Ltd.

8.	Obligations incurred pursuant to the Financial Support Letter Agreement, dated May 30, 2012, between Coeur d’Alene Mines Corporation and Bolnisi Gold Pty Ltd.

9.	Obligations incurred pursuant to the Financial Support Letter Agreement, dated May 30, 2012, between Coeur d’Alene Mines Corporation and Coeur d’Alene Mines Australia Pty Ltd.

10.	Indebtedness incurred pursuant to the Loan Agreement, dated July 14, 2005, as amended, between Coeur d’Alene Mines Corporation, as lender, and CDE Australia Pty Limited, as borrower, providing for a line of credit to the borrower in the initial principal amount of $45,000,000.

SCHEDULE 9.2

Existing Liens

Liens in favor of Auramet Trading, LLC (“Auramet”) as buyer under the Master Purchase Contract & Bill of Sale concerning the sale of refined gold and advance payment funding of gold concentrate and refined gold

SCHEDULE 9.3

Existing Loans, Advances and Investments

1.	50% of the outstanding ownership interests of CDE Tanzania Limited, held by Coeur d’Alene Mines Corporation.

2.	Rights in 51% of and options granting it the right to acquire up to 71% of the participating and managing equity interest in the Joaquin Project, Argentina, held by Coeur Argentina, S.R.L.

3.	9.77% of the outstanding shares of Apogee Silver Ltd., a Bolivian development company, held by Coeur d’Alene Mines Corporation.

4.	12.74% of the outstanding shares of Silver Bull Resources, Inc., which holds rights to a silver deposit in Coahuila, Mexico, held by Coeur d’Alene Mines Corporation.

5.	Warrants representing 3.43% of the outstanding shares of Caracara Silver, Inc., which holds rights in a silver deposit in southern Peru, held by Coeur d’Alene Mines Corporation.

6.	Warrants representing 5.62% of the outstanding shares of Huldra Silver, Inc., a producer and exploration company in British Columbia, held by Coeur d’Alene Mines Corporation.

7.	7.61% of the outstanding shares of Soltoro Ltd., which holds rights to a silver deposit in Jalisco, Mexico, held by Coeur d’Alene Mines Corporation.

8.	0.73% of the outstanding shares of Sinchao Metals Corp., held by Coeur d’Alene Mines Corporation.

SCHEDULE 9.7

Transactions with Affiliates

1.	Transactions contemplated by the Amended and Restated Promissory Note, dated as of May 14, 2008, between Coeur d’Alene Mines Australia Pty Ltd., as payor, and Coeur Sub Two, Inc., as payee.

2.	Transactions contemplated by the Promissory Note, dated December 31, 2008, between Coeur Mexicana, S.A. de C.V., as payor, and Coeur Sub Two, Inc., as payee.

3.	Transactions contemplated by the Loan Agreement for the Financing of Exports, dated June 6, 2007, between Coeur d’Alene Mines Corporation, as lender, and Empresa Minera Manquiri S.A., as borrower.

4.	Transactions contemplated by the Pre-Export Financing Facility Agreement, dated January 16, 2012, between Parent, as lender, and Coeur Argentina, S.R.L., as borrower.

5.	Consulting services provided BlueWater Strategies LLC, pursuant to the Engagement Agreement dated as of January 1, 2012 between Coeur d’Alene Mines Corporation and BlueWater Strategies LLC. Andrew Lundquist, a member of the board of directors of Coeur d’Alene Mines Corporation, is managing partner of BlueWater Strategies LLC.